ACQUISITION AGREEMENT

by and among

A.R. SCHMEIDLER & CO., INC.

ARNOLD R. SCHMEIDLER

and

ALBERT J. SCHMEIDLER

as Sellers

and

HUDSON VALLEY HOLDING CORP.

and

HUDSON VALLEY BANK

as Buyer

June 29, 2004

TABLE OF CONTENTS

SECTION 1.	DEFINITION	1
SECTION 2.	PURCHASE	8
2.1	Purchase and Sale	8
2.2	Consideration	8
2.3	Adjustment of Initial Payment; Estimate	12
2.4	Closing Statement; Final Adjustment of Initial Payment	13
2.5	Closing	14
2.6	Deliveries at the Closing	14
SECTION 3	REPRESENTATIONS AND WARRANTIES REGARDING SELLERS AND THE COMPANY	15
3.1	Organization and Good Standing of the Company	15
3.2	Subsidiaries	15
3.3	Capitalization; Title to Shares	15
3.4	Authority, Approvals and Consents	14
3.5	Financial Statements	16
3.6	Absence of Change	16
3.7	Taxes	16
3.8	Property	19
3.9	Contracts	20
3.10	Company Reports	20
3.11	Litigation; Regulatory Action	21
3.12	ERISA and Employees	22
3.13	Compliance with Laws	23
3.14	Representations and Warranties Regarding the Investment Advisory Business	23
3.15	Investment Intent of Sellers	26
3.16	Derivatives	26
3.17	Intellectual Property Rights	26
3.18	Brokers	27
3.19	Environmental Matters	27
3.20	Insurance	27
3.21	Labor Relations	28
3.22	Advertising	28
3.23	Anti-Money Laundering	28
3.24	Bank Accounts	28
3.25	No Material Misstatements or Omissions	28
SECTION 4	REPRESENTATIONS AND WARRANTIES REGARDING BUYER	28
4.1	Organization and Good Standing of Hudson Valley and Buyer	28
4.2	Power; Authorization; Consents	28
4.3	SEC Filings; Financial Statements	29
4.4	Brokers	30
4.5	Investment Intent of Buyer	30
4.6	No Material Misstatements or Omissions	30
SECTION 5	COVENANTS	30
5.1	Advisory Contracts Consents, Broker-Dealer Change in Control and Banking Approvals	30
5.2	Compliance With Securities Law	31
5.3	Tax Matters	31
5.4	Access	34
5.5	Announcements	34
5.6	Consents, Cooperation	34
5.7	Notification of Certain Matters	35
5.8	Further Assurances	35
5.9	Retention of Books and Records	35
5.10	Stock Options	35
5.11	Conduct of Business Prior to the Closing	35
5.12	Non-competition; Non-solicitation	37
5.13	Right of First Refusal; Registration	39
5.14	Employment of the Company's Employees	41
5.15	Post-Closing Governance Matters	42
5.16	Buyer Referrals	43
5.17	Hudson Valley Guarantee	43
SECTION 6	CONDITIONS TO THE OBLIGATIONS OF BUYER	43
6.1	Representations and Warranties; Covenants	43
6.2	Opinion of Sellers' Counsel	43
6.3	Arnold R. Schmeidler Employment Agreement	44
6.4	Regulatory Approvals	44
6.5	Absence of Litigation	44
6.6	Consents	44
6.7	Investment Contracts	44
6.8	Investment Adviser Registration	45
6.9	Key Man Life Insurance	45
6.10	Net Capital	45
6.11	Sellers' Fees	45
6.12	By-Laws	45
6.13	Certificates	45
SECTION 7	CONDITIONS TO THE OBLIGATIONS OF THE SELLERS	45
7.1	Representations and Warranties; Covenants	45
7.2	Opinion of Buyer's Counsel	46
7.3	Schmeidler Employment Agreement	46
7.4	Regulatory Approvals	46
7.5	Absence of Litigation	46
7.6	Investment Contracts	46
7.7	Certificates	46
SECTION 8	TERMINATION	46
8.1	Termination	46
8.2	Effect of Termination	47
SECTION 9	SURVIVAL AND INDEMNIFICATION	47
9.1	Survival	47
9.2	Seller's Indemnification	47
9.3	Buyer's Indemnification	48
9.4	Claims by Third Parties	49
9.5	Buyer's Right to Set-Off	50
SECTION 10	MISCELLANEOUS	50
10.1	Headings	50
10.2	Stockholders' Representative	50
10.3	Authority	50
10.4	Limitation on Liability	50
10.5	Notices	51
10.6	Assignment	52
10.7	Entire Agreement	52
10.8	Amendment; Waiver	52
10.9	Counterparts	52
10.10	Governing Law	52
10.11	Expenses	53
10.12	Severability	53
10.13	Consent to Jurisdiction	53
10.14	Third Person Beneficiaries	53
10.15	Representations and Warranties: Disclosure Schedule	53
10.16	United States Dollars	53
10.17	No Agreement until Signed by all Parties	53

ACQUISITION AGREEMENT

        THIS AGREEMENT dated this 29th day of June, 2004, is by and among Arnold R. Schmeidler and Albert J. Schmeidler (each a “Seller”, and collectively, the “Sellers”), A.R. Schmeidler & Co., Inc., a New York corporation (the “Company”), Hudson Valley Bank, a New York state-chartered bank (“Buyer”), and Hudson Valley Holding Corp., a New York corporation and registered bank holding company of Buyer (“Hudson Valley”).

        WHEREAS, Buyer desires to purchase and Sellers desire to sell all issued and outstanding shares of capital stock of the Company, on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.   DEFINITIONS

        In this Agreement (including the recitals), except as expressly provided or as the context otherwise requires:

        “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person will be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

        “Agreement” means this agreement including all recitals, exhibits and the Disclosure Schedule relating hereto.

        “Arbiter” means KPMG LLP, or such other firm of certified public accountants as may be selected by the agreement of the Buyer and the Stockholders’ Representative.

        “Business Day” means any day which is not a Saturday, Sunday or any other day on which banks in the State of New York are authorized or required by law to close.

      “Change in Control of Hudson Valley” means

(a)	the acquisition by any individual, entity, or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (any such individual, entity or group being referred to herein as an “Acquiring Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of Hudson Valley (the “Outstanding Hudson Valley Stock”) or (ii) the combined voting power of the then outstanding voting securities of Hudson Valley entitled to vote generally in the election of directors (the “Outstanding Hudson Valley Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions of stock shall not result in a Change in Control: (i) any acquisition directly from Hudson Valley, (ii) any acquisition by Hudson Valley, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Hudson Valley or any corporation controlled by Hudson Valley, or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i), (ii), and (iii) of paragraph (c) below; or

(b)	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, by Hudson Valley’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)	consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of Hudson Valley (a “Business Combination”), in each case, unless following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Hudson Valley Common Stock and Outstanding Hudson Valley Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination, including, without limitation, a corporation that as a result of such transaction owns Hudson Valley or all or substantially all of Hudson Valley’s assets either directly or through one or more subsidiaries (any such corporation being referred to herein as a “Resulting Corporation”), in substantially the same proportions as their ownership of the Outstanding Hudson Valley Common Stock and Outstanding Hudson Valley Voting Securities, as the case may be, immediately prior to such Business Combination, (ii) no Acquiring Person (excluding any employee benefit plan (or related trust) of Hudson Valley or a Resulting Corporation) beneficially owns, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the Resulting Corporation or the combined voting power of the then outstanding voting securities of such Resulting Corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

2

(d)	approval by the shareholders of Hudson Valley of a complete liquidation or dissolution of Hudson Valley; or

(e)	both William Griffin (Chairman) and James Landy (Chief Executive Officer) are replaced in their respective current roles as both directors of Hudson Valley and Chairman and Chief Executive Officer, respectively, for reasons other than death, disability or retirement.

“Change in Control of the Company” means

(a)	the acquisition by an Acquiring Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions of stock shall not result in a Change in Control: (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Hudson Valley or any corporation controlled by Hudson Valley, or (ii) any acquisition by any corporation pursuant to a transaction that complies with clauses (i) and (ii) of paragraph (b) below; or

(b)	consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Company Business Combination”), in each case, unless following such Company Business Combination, (i) Hudson Valley beneficially owns, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Company Business Combination, including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (any such corporation being referred to herein as a “Resulting Company”), and (ii) at least a majority of the members of the board of directors of the Resulting Company were members of the board of directors of the Company at the time of the execution of the initial agreement, or of the action of the Board, providing for such Company Business Combination; or

(c)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

“Change in Control” means either a Change in Control of Hudson Valley or a Change in Control of the Company. 3

        “Client Run Rate Revenues” means as of any given date for a specific Client the assets under management for such Client multiplied by the effective fee rate for such Client as set forth in its Client Investment Contract or Contracts.

        “Closing” means the closing of the purchase and sale of the Shares pursuant to this Agreement.

        “Closing Date” means the date on which the Closing occurs as determined by Section 2.5 of this Agreement.

        “Code” means the Internal Revenue Service Code of 1986, as amended.

        “Common Stock” means the common stock, par value $0.01 per share, of the Company.

        “Company Agreement” means any mortgage, indenture, note, agreement, contract, lease, license, franchise, obligation, instrument or other commitment, arrangement or understanding of any kind (whether oral or in writing) to which the Company is a party or by which the Company or any of its property may be bound or affected.

        “Company Intellectual Property Rights” means, collectively, all of the Intellectual Property Rights used by the Company.

        “Disclosure Schedule” means the Company’s disclosure schedule relating to this Agreement. Each reference to a “Schedule” means a particular portion of the Disclosure Schedule.

        “Environmental Laws” means any applicable federal, state, local or other law, statute, ordinance rule, regulation, environmental permit, judgment, order decree, license or other binding requirement of, or binding agreement with, any Regulatory Agency, now or hereafter in effect and, in each case, as amended from time to time, relating to or governing the presence, Release, or threatened Release of hazardous material, the protection of natural resources, health, safety or the environment, or the management, manufacture, use, processing, sale, generation, handling, labeling, distribution, transportation, treatment, storage, disposal, remediation, disclosure, or notice of the presence, Release or threatened Release of hazardous material including, without limitation, (a) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended, (b) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended, (c) the Emergency Planning and community Right-to-Know Act, 42 U.S.C. §11001 et seq., as amended, (d) the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §136 et seq., (e) the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., as amended, (f) the Hazardous Material Transportation Act, 49 U.S.C. §1801 et seq., as amended, (g) the Low-Level Radioactive Waste Policy Act, 42 U.S.C. §2021b et seq., as amended, (h) the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., as amended, (i) the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., as amended, (j) the Safe Drinking Water Act, 42 U.S.C. §300f et seq., as amended, (k) the Toxic Substance Control Act, 15 U.S.C. §2601 et seq., as amended, and (l) the substantive equivalent of any of the foregoing in any state or foreign jurisdiction.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

        “GAAP” shall mean accounting principles generally accepted in the United States of America.

        “Governmental Authority” means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body or instrumentality.

        “Hudson Valley Common Stock” means the common stock, par value $0.20 per share, of Hudson Valley.

        “Insider” means, with respect to any Person, any officer, director or Affiliate of such Person.

        “Investment Advisers Act” means the Investment Advisers Act of 1940, as amended.

        “Investment Contracts” means the contracts between the Company and the Company’s clients relating to the provision by the Company of investment advisory services.

        “Investment Company” means each investment company registered under the Investment Company Act.

        “Investment Company Act” means the Investment Company Act of 1940, as amended.

        “Intellectual Property Rights” means all patents, patent applications, patent rights, trademarks, trademark registrations, trademark applications, service marks, service mark applications, business marks, trade names, brand names, all other names and slogans embodying business goodwill, copyright registrations, copyright rights (including those in computer programs, software, including all source code and object code, development documentation, programming tools, drawings, specifications and data) trade secrets and all other registered rights now existing and hereafter created, including proprietary and confidential information, and any rights under licenses to any of the foregoing, whether or not subject to statutory registration or protection.

        “Knowledge of the Company”, or words of similar import, means knowledge of Arnold R. Schmeidler, Albert J. Schmeidler, and, with respect to each Client account handled by John Wyman, John Wyman.

        “Legal Requirements” means all statutes, ordinances, codes, rules, regulations, standards, judgments, decrees, writs, rulings, injunctions, orders and other requirements of governmental, administrative or judicial entities that are applicable to the Company and any of its property.

        “Lien” means any encumbrance, charge, right or other security interest.

        “Losses” means, in respect of Buyer or Sellers, any and all damages, losses, liabilities, claims and reasonable expenses of defense thereof (including, without limitation, fees and disbursements of counsel), Liens or other obligations of any nature whatsoever.

        “Material Adverse Effect” means any material adverse change or effect to the business, operations, assets, financial condition, properties or results of operations of the Company.

        “Material Agreement” means each Company Agreement that is material to the business, operations, assets or financial condition of the Company, including, without regard to materiality, each of the following Company Agreements:

(a)	any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to borrowing of money by the Company;

(b)	any guaranty, direct or indirect, by the Company of any obligation for borrowed money, excluding endorsements made for collection in the ordinary course of business;

(c)	any obligation to sell or to register the sale of any of the Shares or other securities of the Company;

(d)	any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business of other persons;

(e)	any lease or similar arrangement for the use by the Company of personal property involving payments in excess of $25,000 per annum;

(f)	any Company Agreement to which any Insider is a party;

(g)	any Company Agreement providing for aggregate payments in excess of $25,000 per annum after the Closing that is not terminable by the Company on less than 30 days’ notice without penalty;

(h)	any Company Agreement containing non-competition covenants binding on the Company or any Insider of the Company;

(i)	any partnership, joint venture or similar agreement to which the Company is a party; and

(j)	any employment contracts, arrangements, commitments or understandings of any kind with any officer, director, employee or consultant of the Company which may not be terminated by the Company without penalty upon not more than 30 days’ notice, pursuant to which payments may be required to be made following the Closing.

“NASD” means the National Association of Securities Dealers, Inc. 6

        “Person” means and includes an individual, corporation, partnership (limited or general), joint venture, association, trust, any other unincorporated organization or entity and a governmental entity or any department or agency thereto.

        “Quarter” means each of the three-month quarters ending on March 31, June 30, September 30, and December 31 during any calendar year.

        “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the outdoor environment.

        “Run Rate Revenues” means as of any given date the sum of all Clients’ Run Rate Revenues, excluding the Client Run Rate Revenues of each Client that has notified the Company that it intends to terminate its Investment Contract with the Company.

        “Run Rate Revenues at Closing” means the Company’s Run Rate Revenues at the close of business on the third Business Day immediately preceding the Closing Date. For purposes of calculating Run Rate Revenues at Closing (i) the assets under management of a Client that was also a Client on the date hereof shall be deemed to be equal to the assets under management on the date hereof as specified on Schedule 1.1 plus any additions or contributions minus any withdrawals since the date hereof, and (ii) the assets under management of a Person who becomes a Client after the date hereof shall be deemed to be equal to the initial amount of assets under management plus any additions or contributions and minus any withdrawals since such Person became a new Client, it being the intention of the parties that the assets under management shall not be adjusted for fluctuations in market value.

        “Run Rate Revenues at Signing” means the Company’s Run Rate Revenues as of the close of business on the second Business Day prior to the date hereof as set forth on Schedule 1.1.

        “SEC” means the United States Securities and Exchange Commission.

        “Securities Act” means the Securities Act of 1933, as amended.

        “Shares” means all issued and outstanding shares of the Company’s Common Stock.

        “Schmeidler Employment Agreement” means the agreement to be entered into between Arnold R. Schmeidler and the Company in substantially the form attached hereto as Exhibit C.

        “Side Letter” means the letter dated as of the date hereof from Buyer to the Company and the Sellers addressing the Company’s net capital requirements.

        “Stockholders’ Equity” means the stockholders’ equity of the Company as of the Closing Date prepared in accordance with GAAP on a basis consistent with the preparation of the Company Financial Statements. Notwithstanding the foregoing, Stockholders’ Equity as of the Closing Date shall be determined after accruing (i) all of the expenses incurred by the Sellers (and payable by the Company) or the Company in connection with the sale of the Company, (ii) all Taxes incurred by the Company through the Closing Date whether or not then payable, and (iii) all Taxes incurred in connection with the election of the Company pursuant to Section 338(h)(10) of the Code.

        “Stockholders’ Representative” shall mean Arnold R. Schmeidler, who represents all Stockholders and the Company pursuant to a limited power of attorney executed by Albert J. Schmeidler, a copy of which is attached hereto as Exhibit A.

        “Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

        “Tax” or “Taxes” means all taxes, charges, fees, levies or other assessments, and all estimated payments thereof, including but not limited to income, excise, property, sales, use, value added, environmental, franchise, payroll, transfer, gross receipts, withholding, social security, UBT and unemployment taxes, imposed by any federal, state, county or local government, any subdivision or agency thereof, including, but not limited to, the City of New York, and any interest, penalty and expense relating to such taxes, charges, fees, levies or other assessments.

        “Tax Returns” means all federal, state and local Tax returns, reports and declarations which are due and required to be filed by any applicable Tax law.

SECTION 2.   PURCHASE

        2.1.        Purchase and Sale.   Upon the terms and subject to the conditions set forth in this Agreement, Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers, all of Sellers’ right, title and interest in and to the Shares.

        2.2.        Consideration.

        (a)        At the Closing Buyer will pay to the Sellers in accordance with Schedule 2.2(a) an aggregate amount equal to $7,764,000, subject to adjustment pursuant to Section 2.3 and Section 6.7(b) (the “Initial Payment”). Schedule 2.2(a) sets forth the number of shares and percentage ownership of the Common Stock of the Company by each Seller.

        (b)        (i) Following the Closing, Buyer shall pay Sellers five (5) annual earn out payments (each, an “Earn Out” and in the aggregate, the “Earn Outs”). Earn Outs are payable with respect to each of the first five 12-month periods beginning on the first day of the calendar month immediately following the Closing (each, an “Earn-Out Year”) and are payable on the date (the “Payment Date”) which is not more than five (5) business days after the date of delivery of the certificate of the Buyer’s Chief Financial Officer as provided in Section 2.2(b)(vii) (the “Certificate Date”). Each Earn-Out Year’s “Earn Out” will equal in the aggregate 80% of the Company’s Pre-Tax Earnings (as hereinafter defined). The Earn Out will be paid to the Sellers by wire transfer of immediately available funds and in the same percentage to each Seller as the Initial Payment and, except as provided in Section 9.5, shall be paid to the Sellers without setoff and regardless of the death or disability of any Seller, and regardless of whether any or all of the Sellers remain employed with Buyer for such Earn-Out Year. Notwithstanding anything in this Agreement to the contrary, if any receivables of the Company, including all balance sheet amounts included under “Receivables from Brokers”, outstanding on the Closing Date remain outstanding ninety (90) days after the Closing, then the Earn Out for the first Earn-Out Year shall be reduced by such outstanding amount.

             (ii)        After the end of the first Earn-Out Year when the sum of the Company’s Pre-Tax Earnings for that Earn-Out Year and all preceding Earn-Out Years is $9,100,000 or greater, but no sooner than the first day of the second Earn-Out Year unless an event described in Section 2.2(c)(i) occurs prior to that time, Buyer shall issue and deliver such number of shares of Hudson Valley Common Stock to the Sellers as set forth on Schedule 2.2(b)(ii). After the end of each subsequent Earn-Out Year through the fifth Earn-Out Year, Buyer shall issue and deliver such number of additional shares of Hudson Valley Common Stock to Sellers as set forth on Schedule 2.2(b)(ii), up to a maximum of 25,000 shares. If, following the determination of the Earn Out after the fifth Earn-Out Year, the aggregate Pre-Tax Earnings of the Company for all Earn-Out Years are less than $9,100,000, Buyer shall have no obligation whatsoever to deliver any shares of Hudson Valley Common Stock to the Sellers under this Section 2.2(b)(ii). For purposes of calculating Pre-Tax Earnings under this Section 2.2(b)(ii) for any Earn-Out Year, the parties shall use the definition of Pre-Tax Earnings contained in Section 2.2(b)(vi). Any shares of Hudson Valley Common Stock delivered to the Sellers pursuant to this Section 2.2(b)(ii) are hereinafter referred to as “Incentive Shares”. Hudson Valley shall issue all Incentive Shares to Sellers not later than sixty (60) days after the Certificate Date.

             (iii)        Unless previously issued pursuant to Section 2.2(c)(ii), if, as of the date which is two calendar years after the last day of the fifth Earn-Out Year, Arnold R. Schmeidler has not violated any terms of Section 5.12 hereof, Hudson Valley shall be obligated to deliver 5,000 shares (the “Competition Shares”) of Hudson Valley Common Stock to the Sellers. If Buyer becomes aware of an action that is a violation of Section 5.12 hereof and will be the basis for not delivering the Competition Shares, Buyer shall notify Arnold R. Schmeidler promptly after becoming aware of such action, and, to the extent the cure of such a violation is possible and effective, Arnold R. Schmeidler shall have fifteen (15) days to cure such violation.

             (iv)        The Incentive Shares and the Competition Shares (together, the “Additional Consideration Shares”) shall be issued by Hudson Valley to the Sellers in the same percentage to each Seller as the Initial Payment. Such shares shall not be registered under the Securities Act or under any state blue sky law and will be subject to restrictions thereunder, unless otherwise provided in this Agreement. Hudson Valley agrees that under existing Rule 144 of the SEC, such shares may be sold without restriction after two years from the Closing Date, so long as the Sellers are not affiliates of Hudson Valley.

             (v)        In the event of any change in the number of outstanding shares of Hudson Valley Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, any distribution to shareholders other than a cash dividend, or other similar corporate change, the number of Additional Consideration Shares issuable to the Sellers hereunder shall be increased or decreased, as appropriate, in proportion to such increase or decrease in outstanding shares of Hudson Valley Common Stock and the Sellers shall be entitled to receive in connection with the issuance of any Additional Consideration Shares the distribution of dividends (other than cash) and any other securities issued in connection with a corporate change that they would have received had they been stockholders of Hudson Valley at the time of such dividend or change. Hudson Valley agrees to contribute to Buyer the Hudson Valley Common Stock to be paid hereunder.

             (vi)        “Pre-Tax Earnings” means, with respect to the Company, “Income Before Provision for Income Taxes,” calculated in accordance with GAAP on a basis consistent with the preparation of the Company Financial Statements for periods prior to Closing. For the avoidance of doubt, Pre-Tax Earnings shall be determined after giving effect to, among other things, payment of salaries, Incentive Compensation and Additional Bonuses (as such terms are defined in Section 5.14(c)) of all employees of the Company, but shall exclude:

(A)	any overhead allocations charged to the Company by Buyer or any of Buyer’s Affiliates not agreed to by the Stockholders’ Representative;

(B)	any purchase accounting adjustments necessitated by Buyer or Hudson Valley in connection with this Agreement;

(C)	the cost of the key man life insurance contemplated by Section 6.9;

(D)	any other indirect charge to the Company from Buyer or Hudson Valley, including, but not limited to, indirect charges relating to sales and marketing, administration, finance and human resources, provided, however, that if any such indirect charge replaces an existing expense on the Company (as of the Closing Date), the indirect charge will be included in the Pre-Tax Earnings Calculation, but not in an amount greater than the existing expense, adjusted yearly for normal increases or decreases;

(E)	the cost of the issuance and exercise of options to purchase shares of Hudson Valley Common Stock granted to the Employees of the Company named on Schedule 5.10(a) pursuant to Section 5.10;

(F)	fifty (50) percent of the physical plant start-up costs of the Company’s future office to be located in Yonkers, New York, with any improvements thereto to be approved by Arnold R. Schmeidler, excluding any Company employee costs, which shall be the expense of the Company and amortized over five years;

(G)	the costs for personnel to perform any technology integration integrating the Company’s technology with Buyer’s technology; and

(H)	any other expense that Buyer and the Stockholders’ Representative agree in writing to exclude.

        If the Company is required to use any of Buyer’s or Hudson Valley’s central resources after the Closing Date and such resources or services can be obtained by the Company at a lower expense from a third-party provider, then upon evidence presented by the Stockholders’ Representative reasonably satisfactory to Buyer, the lower expense shall apply for the purpose of calculating the Company’s Pre-Tax Earnings for that period. During the first five Earn-Out Years, the Company shall pay to Buyer 15% of all investment advisory and/or investment management fees (the “Referral Fee”) received by the Company from any Person who becomes a Client of the Company through a referral from Buyer or any Affiliate of Buyer; provided, however, that at the end of the first Earn-Out Year, Buyer and the Sellers shall review the Referral Fee and make any adjustments upon which Buyer and Arnold R. Schmeidler may mutually agree in writing are appropriate.

             (vii)        For a period of 60 days after the end of the Earn-Out Year to which an Earn Out relates, Buyer and the Stockholders’ Representative will cooperate to determine the amount of any Earn Out. If the parties agree to the amount of the Earn-Out, Buyer shall pay such Earn Out to the Sellers within five (5) Business Days after such agreement, and prior to or contemporaneously with making any Earn Out payment required hereunder, Buyer will deliver to each Seller a certificate of Buyer’s Chief Financial Officer setting forth the calculations by which Buyer and the Stockholders’ Representative derived the amount of the payment due to each Seller and certifying their accuracy. If the parties cannot agree to the amount of the Earn Out within the 60-day period referred to above, then not later than five Business Days after the expiration of such 60-day period, Buyer shall pay the Earn Out that it has determined is due to the Sellers, and contemporaneously therewith, Buyer shall deliver to each Seller a certificate of Buyer’s Chief Financial Officer setting forth the calculations by which Buyer derived the amount of the payment due to each Seller and certifying their accuracy. If the Stockholders’ Representative disagrees with the calculation of the Earn Out, he shall give notice thereof within thirty (30) days after the Certificate Date to Buyer together with the Stockholders’ Representative’s calculation of the amount of the Earn Out, and Buyer and the Stockholders’ Representative shall negotiate in good faith to resolve such dispute. If they cannot resolve such dispute within 30 days after the date on which Sellers’ Representative shall have given such notice, either party may submit the dispute to the Arbiter for resolution. Judgment on the award rendered by the Arbiter may be entered in any court having jurisdiction thereof. Each party shall bear their own expenses and the cost of the Arbiter shall be split evenly between the Sellers and Buyer.

(c)	Change-in Control or Termination Without Cause or Resignation for Good Reason-Effect on Payments.

             (i)        In the event that (x) a Change in Control occurs or (y) Arnold R. Schmeidler is terminated “Without Cause” or resigns for “Good Reason” (both as defined in the Schmeidler Employment Agreement), (i) all 25,000 Incentive Shares shall be issued by Hudson Valley as soon as practicable to the Sellers (but not later than forty-five (45) days after an event described in this Section 2.2(c)(i) occurs) without regard to the aggregate Pre-Tax Earnings of the Company or the passage of time and (ii) the Earn Outs shall continue to be paid by Buyer to the Sellers; provided, however, that the minimum Earn Out paid to Sellers by Buyer for any Earn-Out Year after an event described in this Section 2.2(c)(i) occurs shall be equal to the highest Earn Out paid to the Sellers during any prior Earn-Out Year (the “Minimum Earn Out Payment”). In the event that the Minimum Earn Out Payment for an Earn-Out Year following an event described in this Section 2.2(c)(i) is less than the Earn Out determined in accordance with Section 2.2(b) hereof, the Sellers shall receive the Earn Out for that Earn-Out Year rather than the Minimum Earn Out Payment. If an event described in this Section 2.2(c)(i) occurs during the first Earn-Out Year, then the Pre-Tax Earnings of the Company shall be presumed to be $1,314,000 and the Minimum Earn Out Payment shall be equal to $1,051,000 for the first Earn-Out Year.

             (ii)        In the event of both (x) a Change in Control and (y) Arnold R. Schmeidler is terminated “Without Cause” or resigns for “Good Reason” (both as defined in the Schmeidler Employment Agreement), all 5,000 Competition Shares shall be issued by Hudson Valley as soon as practicable to the Sellers (but not later than forty-five (45) days after the occurrence of both a Change in Control and the termination of Arnold R. Schmeidler “Without Cause” or he resigns for “Good Reason” (both as defined in the Schmeidler Employment Agreement), without regard to the terms of the Schmeidler Employment Agreement or the passage of time.

        (d)        Rejected Acquisition — Effect on Payments. In the event that Buyer purchases another investment adviser or hires a group of persons who register with the SEC as an investment adviser (an “Acquisition”), Buyer will seek the approval of Arnold R. Schmeidler. In the event that Arnold R. Schmeidler does not approve of the Acquisition (a “Rejected Acquisition”), Buyer may proceed with the Rejected Acquisition; provided, however, that following the consummation of the Rejected Acquisition, (i) the Earn Out paid to the Sellers by Buyer for any Earn-Out Year following the Rejected Acquisition shall be equal to the Minimum Earn-Out Payment, and (ii) 12,500 of the Incentive Shares shall be issued by Hudson Valley as soon as practicable to the Sellers (but not later than forty-five (45) days after the consummation of the Rejected Acquisition); provided, however, that in such an event, the Sellers shall be entitled only to the Minimum Earn-Out Payment (and no higher amount that Sellers would otherwise have been entitled to receive for any subsequent Earn-Out Year under Section 2.2(b)(i)) and shall forfeit all rights to the remaining 12,500 Incentive Shares, notwithstanding Section 2.2(b)(ii) or any other rights the Sellers may have under this Agreement. If a Rejected Acquisition occurs during the first Earn-Out Year, then the Pre-Tax Earnings of the Company shall be presumed to be $1,314,000 and the Acquisition Earn Out Payment shall be equal to $1,051,000 for the first Earn-Out Year. Notwithstanding anything in this Section 2.2(d), Buyer shall not merge the Company with or into any Person nor shall the Company acquire the stock or assets of any Person other than in the ordinary course of business without the express written consent of Arnold R. Schmeidler.

        2.3.        Adjustment of Initial Payment; Estimate.

        (a)        The Initial Payment shall be adjusted as follows:

             (i)        if Stockholders’ Equity on the Closing Date is equal to or greater than $200,000 and the cash and cash equivalents of the Company are equal to or greater than $150,000 on the Closing Date, then the Initial Payment shall be increased by an amount equal to the difference between $200,000 and the Stockholders’ Equity on the Closing Date;

             (ii)        if Stockholders’ Equity on the Closing Date is equal to or greater than $200,000 on the Closing Date, but the cash and cash equivalents of the Company on the Closing Date are less than $150,000, then the Initial Payment shall be (A) increased by the amount, if any, by which (x) difference between $200,000 and the Stockholders’ Equity on the Closing Date, exceeds (y) the difference between $150,000 and the cash and cash equivalents of the Company on the Closing Date, or (B) reduced by the amount, if any, by which (x) the difference between $150,000 and the cash and cash equivalents of the Company on the Closing Date, exceeds (y) difference between $200,000 and the Stockholders’ Equity on the Closing Date; and

             (iii)        if the Stockholders’ Equity on the Closing Date is less than $200,000, then the Initial Payment shall be reduced by the difference between $200,000 and the Stockholders’ Equity on the Closing Date.

        (b)        Five Business Days prior to the Closing, the Sellers shall deliver to Buyer the then current balance sheet of the Company and the Sellers’ reasonable, good faith estimate (the “Estimate”) of the Stockholders’ Equity and the cash and cash equivalents of the Company as of the Closing. If the Estimate indicates that the Initial Payment should be increased pursuant to clauses (i) or (ii) of Section 2.3(a), then Buyer shall pay to the Sellers at the Closing the Initial Payment as so increased; and if the Estimate indicates that the Initial Payment should be reduced pursuant to clauses (ii) or (iii) of Section 2.3(a), then Buyer shall pay to the Sellers at the Closing the Initial Payment as so reduced (the Initial Payment, as so adjusted, being referred to herein as the “Estimated Adjusted Initial Payment”).

        (c)        For the purposes of this Agreement, cash and cash equivalents of the Company as of the Closing Date shall include all balance sheet amounts included under “Receivables from Brokers” that the Company has customarily treated as cash equivalents.

      2.4.        Closing Statement; Final Adjustment of Initial Payment.

        (a)        Within 60 days after Closing, Buyer shall deliver to the Stockholders’ Representative a statement (the “Closing Statement”) setting forth the balance sheet of the Company and the Stockholders’ Equity as of the Closing Date, together with a calculation of the final adjustment, if any, to the Initial Payment in accordance with Section 2.3(a). If the Stockholders’ Representative objects to the information set forth therein, the Stockholders’ Representative shall, within 30 days after delivery of the Closing Statement, deliver a written notice (the “Disputed Items Notice”) to Buyer specifying in detail the basis for such objection and setting forth the Stockholders’ Representative’s computation of the items in dispute (each, a “Disputed Item”). Buyer and the Stockholders’ Representative shall promptly attempt to resolve the Disputed Items and agree upon a final Closing Statement.

        (b)        If the Sellers and Buyer shall be unable to resolve the Disputed Item(s) in the Disputed Items Notice within 15 days after delivery thereof, the Arbiter shall resolve the Disputed Item(s) and determine the Stockholders’ Equity as of the Closing (the “Final Determination”); provided, however, the Arbiter shall only determine those items set forth in the Disputed Items Notice. The Final Determination shall be rendered by the Arbiter to the Sellers and Buyer within 60 days after expiration of the 15-day time frame set forth in this Section 2.3(c). The Final Determination shall be final and binding on the parties hereto (except for manifest error) and may not be disputed by Sellers or Buyer in any forum or by any means and shall hereinafter be referred to as the “Final Closing Statement.”

        (c)        If Stockholders’ Representative shall not have delivered a Disputed Items Notice to Buyer within 30 days after delivery of the Closing Statement, the Sellers shall be deemed to have accepted by written notice to Buyer the Closing Statement; such Closing Statement shall be conclusively presumed to be true and correct in all respects, except for manifest error, and shall be binding upon the parties hereto and may not be disputed by any party in any forum or by any means, and shall hereinafter be referred to as the “Final Closing Statement.”

        (d)        If the Initial Payment as adjusted pursuant to the Final Closing Statement (the “Final Adjusted Initial Payment”) exceeds the Estimated Adjusted Initial Payment, then within ten (10) Business Days after the Final Closing Statement is determined, Buyer shall pay to the Sellers the amount of such excess. If the Estimated Adjusted Initial Payment exceeds the Final Adjusted Initial Payment, then within ten (10) Business Days after the Final Closing Statement is determined, the Sellers shall pay to Buyer the amount of such excess.

        (e)        Notwithstanding the final determination of the Stockholders’ Equity and the Final Closing Statement, Sellers shall remain obligated to indemnify Buyer in accordance with Section 9 hereof and the fact that Buyer may have agreed to the final Stockholders Equity shall not prevent Buyer from receiving the benefit of such indemnification in accordance therewith. However, any liabilities accrued on the balance sheet included in the Final Closing Statement will not constitute a breach of any of the Sellers’ and the Company’s representations and warranties in this Agreement, and will not give Buyer the right to indemnification hereunder, but only to the extent that Buyer’s Losses with respect to any such breach do not exceed the amount accrued on the balance sheet included in the Final Closing Statement.

        2.5.        Closing.  Subject to the conditions set forth in Sections 6 and 7 of this Agreement, the Closing will take place at the offices of Pitney Hardin LLP, New York, New York, on the last Business Day of the month (or such other date as the parties shall agree to) in which all conditions to the obligations of Buyer and Sellers under Sections 6 and 7 of this Agreement, other than those requiring Closing Deliveries, have been satisfied.

        2.6.        Deliveries at the Closing.  Subject to the provisions of Sections 6 and 7 hereof, at the Closing:

        (a)        Sellers agree to deliver to Buyer:

             (i)        certificates representing the Shares duly endorsed for transfer to Buyer; and

             (ii)        all opinions, certificates and other instruments and documents contemplated under Section 6 to be delivered by Sellers at or prior to the Closing.

        (b)        Buyer agrees to deliver to Sellers:

             (i)        the Initial Payment by wire transfer of immediately available funds to such accounts as the Sellers may specify in writing to Buyer, and

             (ii)        all opinions, certificates and other instruments and documents contemplated under Section 7 to be delivered by Buyer or the Company at or prior to the Closing.

SECTION 3.  REPRESENTATIONS AND WARRANTIES REGARDING SELLERS AND THE COMPANY

        Sellers hereby jointly and severally represent and warrant to Buyer as follows:

        3.1.        Organization and Good Standing of the Company.   The Company is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New York, and has the corporate power and authority to own, lease and operate the property used in its business and to carry on its business as now being conducted. The Company is registered to do business in all jurisdictions in which the character of the properties owned or held under lease by it makes qualification necessary, except where the failure to so register would not result in a Material Adverse Effect. Schedule 3.1 contains true and complete copies of the Certificate of Incorporation and all amendments thereto of the Company to the date hereof and the By-Laws of the Company as in effect on the date hereof. The minute books and stock transfer ledgers of the Company have been made available to Buyer prior to the execution of this Agreement and accurately reflect the actions of the Company and all record transfers prior to the execution of this Agreement in the capital stock of the Company and the originals thereof will be delivered to the Company at Closing.

        3.2.        Subsidiaries.   The Company does not have any Subsidiaries.

        3.3.        Capitalization; Title to Shares.   The authorized capital stock of the Company consists of 100,000 shares of Common Stock of which 20,000 shares are issued and outstanding. All of such issued and outstanding shares of Common Stock are owned by the Sellers as set forth in Schedule 2.2(a). All of the Shares have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Schedule 3.3, there is no security, option, warrant, right, call, subscription agreement, commitment or understanding of any nature whatsoever to which any of the Sellers or the Company is a party, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares of capital stock of the Company or any securities convertible into, or other rights to acquire, any shares of capital stock of the Company, (ii) obligates Sellers or the Company to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such capital stock, securities or rights. Sellers have good and marketable title to the Shares, free and clear of any Liens.

        3.4.        Authority, Approvals and Consents.   This Agreement has been duly executed and delivered by the Company and the Sellers and constitutes a valid and binding obligation of the Company and each Seller, enforceable against the Company and each Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies. The Company has full right, power and authority to execute, deliver and perform this Agreement, and all proper actions of the officers, directors and shareholders of the Company authorizing and adopting the execution, delivery and performance hereof have been taken. Except as otherwise set forth in Schedule 3.4, the execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated hereby do not and will not:

        (a)        contravene any provisions of the Certificate of Incorporation or By-Laws of the Company;

        (b)        (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination in respect of, any material contract, agreement, commitment, understanding or arrangement of any kind to which Sellers or the Company is a party or to which any of the Sellers or the Company’s property is subject;

        (c)        violate or conflict with any Legal Requirements applicable to Sellers or to the Company; or

        (d)        except for filings with the NASD and as contemplated by Section 5, require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority by the Company.

        3.5.        Financial Statements.

        (a)        Schedule 3.5(a) includes true, complete and correct copies of the Company’s audited balance sheets (the “Audited Balance Sheets”) as of December 31, 2003 (the “Balance Sheet Date”) and December 31, 2002, and the related audited income statements and schedules of retained earnings and statements of cash flows for the years ended December 31, 2003 and 2002 (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in accordance with GAAP consistently applied. The Audited Balance Sheets present fairly the financial condition of the Company as of the dates indicated thereon, and each of the income statements, schedules of retained earnings and statements of cash flows included in the Company Financial Statements presents fairly the results of the operations of the Company for the periods indicated thereon. Since the Balance Sheet Date, there have been no material changes in the Company’s accounting policies.

        (b)        Except as and to the extent reflected, disclosed or reserved against in the audited balance sheet of the Company as of the Balance Sheet Date included in the Company Financial Statements (the “2003 Balance Sheet”) (including the notes thereto) or listed on Schedule 3.5(b), to the Knowledge of the Sellers, as of the Balance Sheet Date the Company did not have any obligation or liability, whether absolute, accrued, contingent or otherwise.

        3.6         Absence of Change.

        (a)        Except as set out in Schedule 3.6(a), since the date of the most recent of the Company Financial Statements, there has been no change in the financial position or results of operations of the Company that would result in a Material Adverse Effect.

        (b)        Except as set forth in Schedule 3.6(b), since February 11, 2004, the Company has not undertaken any of the activities listed in Section 5.11(i) through (xi).

        3.7.        Taxes.

        (a)        Except as set forth on Schedule 3.7(a):

             (i)        all Tax Returns for all periods which end prior to or which include the date hereof that are or were required to be filed prior to the date hereof by or on behalf of the Company have been or shall be filed on a timely basis in accordance with the applicable laws of each Governmental Authority;

             (ii)        all such Tax Returns that have been filed were, when filed, and continue to be, true, correct and complete in all material respects;

             (iii)        the Company has paid, or made adequate provision in its financial statements for the payment of all Taxes that have or may become due and payable by the Company for all periods which end prior to or which include the date hereof, including all Taxes reflected on the Tax Returns referred to in this Section 3.7, or in any assessment, proposed assessment or notice, either formal or informal, received by the Company;

             (iv)        the Company currently is not the beneficiary of any extension of time within which to file any Tax Return;

             (v)        the Company has received no claim by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

             (vi)        all Taxes that the Company was or is required by Legal Requirements to withhold or collect, have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authorities;

             (vii)        except for Liens for current Taxes not yet due, there are no Liens with respect to Taxes upon any of the assets of the Company;

             (viii)        there are not pending or, to the Knowledge of the Company, threatened actions or proceedings for the assessment or collection of Taxes against the Company;

             (ix)        the Company has not received from any Governmental Authority: (i) any notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company;

             (x)        the Company has not waived any statute of limitations in respect of Taxes or has agreed to any extension of time with respect to a Tax assessment on deficiency

             (xi)        the Company is not a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Company of (i) any “excess parachute payments” with the meaning of §280G of the Code (or any corresponding provision of state, local or foreign Tax law), and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding state, local, or foreign Tax law);

             (xii)        the Company has no liability for any Taxes of any Person (other than the Company) under Regulations §1.1502-6 (or similar provisions of state, local, or foreign law) as a transferee or successor of another party or by contract or otherwise;

             (xiii)        the Company has maintained such records in respect to each transaction, event and item (including as required to support otherwise allowable deductions and losses) as are required under applicable Tax law;

             (xiv)        the Company has not made any election under §341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law);

             (xv)        the Company is not a party to or bound by any Tax allocation or Tax sharing agreement and has no current or potential contractual obligation to indemnify any other person with respect to Taxes;

             (xvi)        none of the assets that the Company is or shall be required to treat as being owned by another person pursuant to the provisions of §168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is “tax-exempt property” within the meaning of §168(h)(1) of the Code;

             (xvii)        the unpaid Taxes of the Company: (A) did not as of the most recent fiscal quarter end exceed the reserve for Tax liabilities (rather than the reserve for deferred Taxes to reflect timing differences between book and Tax income) on the books of the Company at that time, and (B) as adjusted for the passage of time through the Closing Date will not exceed the reserve for Tax liabilities (rather than the reserve for deferred Taxes to reflect timing differences between book and Tax income) on the books and records of such entity as of the Closing Date determined in accordance with the prior practices and customs of the Company in filing Tax Returns;

             (xviii)        the Company uses the accrual method of accounting for Tax accounting purposes;

             (xix)        the Company is not a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii); and

             (xx)        to the Knowledge of the Company, there are no proposed reassessments of any property owned by the Company or other proposals that are reasonably likely to increase the amount of any Tax to which the Company would be subject.

        (b)        The Company is and has been a validly electing S Corporation for federal income Tax purposes, within the meaning of Section 1361 and 1362 of the Code, at all times since January 1, 1987. The election to be treated as an S Corporation is valid, and there is no claim or proceeding pending, or the Knowledge of the Company, threatened, challenging the validity of such election before any Regulatory Agency or otherwise.

        (c)        The Company is and has been a validly existing S Corporation for state income Tax purposes in each state in which the Company is required to file Tax Returns since January 1, 1987, and none of the Company, the Sellers, or, to the Knowledge of the Company, any Governmental Authority within which the Company is required to file Tax Returns has taken a position which is inconsistent with such treatment.

        (d)        The Company shall not be liable for any Tax under Section 1374 of the Code in connection with the deemed sale of the Company’s assets caused by the Section 338(h)(10) Election. The Company has not, in the past ten (10) years, (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

        3.8.        Property.

        (a)        Schedule 3.8(a) identifies all real property leased or subleased to the Company (the “Leased Real Property”). Schedule 3.8(a) contains true, correct and complete executed copies of the leases and subleases listed on Schedule 3.8(a) (collectively, the “Leases”). With respect to the Leased Real Property and each of the Leases:

             (i)        such Lease is legal, valid, binding, enforceable, and in full force and effect;

             (ii)        neither the Company, nor to the Knowledge of the Company, any other party to such Lease is in breach or default, and to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration of such Lease;

             (iii)        neither the Company, nor to the Knowledge of the Company, any other party to such Lease has repudiated any provision thereof;

             (iv)        there are no disputes, oral agreements, or forbearance programs in effect as to such Lease;

             (v)        in the case of each Lease which is a sublease, the representations and warranties set forth in clauses 3.8(a)(i) through (iv) are true and correct with respect to the underlying lease;

             (vi)        the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold created pursuant to such Lease; and

             (vii)        none of the Leases has been modified in any respect, except to the extent that such modifications are in writing and have been delivered or made available to Purchaser.

        (b)        Schedule 3.8(b) lists each item of personal property having a value in excess of $10,000 owned by the Company as of February 29, 2004. Except as set forth in Schedule 3.8(b) or disposed of in the ordinary course of business, the Company has good, valid and marketable title to all personal property reflected on the audited consolidated financial statements of the Company for the year ended December 31, 2003 or acquired by it after the date thereof, and such personal property is held free and clear of:

             (i)        all leases, licenses and other rights to occupy or use such property; and

             (ii)        all Liens.

        (c)        The Company does not own nor has it ever owned any real estate.

        3.9.        Contracts.

        (a)        Schedule 3.9(a) contains copies of all written Material Agreements and descriptions of all oral Material Agreements. Schedule 3.9(a) contains: (i) all Material Agreements to which any Insider or, to the Knowledge of the Company, any Affiliate of the Company is a party and (ii) a true and complete description of all transactions between the Company or any employee benefit plan in which any Employee of the Company participates, on the one hand, and any Insider or, to the knowledge of the Company, any Affiliate of the Company, on the other hand.

        (b)        Except as set forth in Schedule 3.9(b), neither the Company nor, to the Knowledge of the Company, any other party to any of the Material Agreements, is in breach of or default under any Material Agreement. The consummation of the transactions contemplated hereby will not (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, give rise to any right of termination in respect of, any Material Agreement.

        3.10.        Company Reports.

        (a)        Except as set forth on Schedule 3.10(a), the Company has in all material respects timely filed all reports, registrations, statements, and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since December 31, 2001 with any federal, state or local governmental or regulatory agency or authority (a “Regulatory Agency”), including, without limitation, the SEC or NASD (all such reports and statements, including the financial statements, exhibits and schedules thereto, being collectively referred to herein as the “Company Reports”) and has paid all fees and assessments payable in connection therewith. As of their respective dates, except as and to the extent amended or modified on a subsequent date prior to the date of this Agreement, each of the Company Reports complied in all material respects with the statutes, rules, regulations or orders enforced or promulgated by the Regulatory Agency (including the SEC or NASD) with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b)        The Company and each of its stockholders, directors, officers and employees that or who is required to be registered as an investment adviser, broker-dealer, registered representative or sales person with the SEC, the securities commission or any other commission of any state or any state or federal securities self-regulatory body is duly registered as such and such registration is in full force and effect.

        (c)        There are no proceedings pending or, to the Company’s Knowledge, threatened, that are reasonably likely to result in the revocation, cancellation or suspension, or any adverse modification, of any permit, license, certificate of authority, order or approval referred to in Section 3.10(a) and the execution and delivery of this Agreement will not, except as set forth in Schedule 3.10(c), result in any such revocation, cancellation, suspension, or any adverse modification, of any permit, license, certificate of authority, order or approval referred to in Schedule 3.10(a).

        (d)        Neither the Company nor, to the Knowledge of the Company, any stockholders, directors, officer, or employee thereof, is a party or subject to any order, judgment or decree (other than exemptive orders) relating to its business with or by any federal, state, local or foreign regulatory authority.

        3.11.        Litigation; Regulatory Action.

        (a)        Except as set forth on Schedule 3.11(a), no complaint, claim, litigation, proceeding or controversy, including, without limitation, censure or acceptance, waiver and consent proceedings before the NASD (“Litigation”) before any court, arbitrator, mediator or Regulatory Agency is pending against the Company and, to the Company’s Knowledge, no such Litigation has been threatened.

        (b)        Except as set forth on Schedule 3.11(b), neither the Company nor, to the Company’s Knowledge, any of its Employees is a party to or is subject to any order, decree, letter of caution, consent decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Agency charged with the supervision or regulation of broker-dealers (including, without limitation, the SEC and NASD), or the supervision or regulation of the Company. The Company has not received any notice (whether or not in writing) from any Regulatory Agency: (i) that the Company has or may have violated any of the statutes, rules, regulations, or ordinances which such Regulatory Agency enforces, or has otherwise engaged in any unlawful business practice, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) requiring the Company (including any of the Company’s Employees, directors or controlling persons) to enter into an order, agreement, or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy), (iv) restricting or disqualifying the activities of the Company or (v) in any manner relating to its capital adequacy, its management or its business.

        (c)        Set forth on Schedule 3.11(c) is a true and complete list, as of the date hereof, of all Litigation affecting the Company, its assets or its officers, directors or, to the Company’s Knowledge, Employees pending, or to the Knowledge of the Company threatened, arising out of any state of facts relating to the sale of securities or investment advice by the Company, or any Employees thereof (including, without limitation, equity or debt securities, municipal securities, mutual funds, insurance contracts, annuities, partnership and limited partnership interests, or interests in real estate.

        (d)        Set forth on Schedule 3.11(d) is a true and complete list of all pending or, to the Knowledge of the Company, threatened complaints or arbitrations affecting the Company, its assets or its officers, directors or, to the Company’s Knowledge, Employees.

        (e)        Except as disclosed in Schedule 3.11(e), there have been no examinations of the Company by any Regulatory Agency and no Regulatory Agency has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any Company Subsidiary since December 31, 2000. Except as set forth on Schedule 3.11(e), there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company.

        (f)        No officer, director or associated person has been required to amend his or her NASD Form U-4 to provide a “yes” answer to any question concerning any civil or criminal proceeding or investigation, regulatory proceeding, customer complaint, or investigation or the possibility thereof.

        3.12.        ERISA and Employees.  Except as identified on Schedule 3.12:

        (a)        with respect to all current employees (including those on lay-off, disability or leave of absence), former employees, and retired employees of the Company (the “Employees”), the Company neither maintains nor contributes to any (i) employee welfare benefit plans (as defined in Section 3(1) of ERISA) (“Employee Welfare Plans”), or (ii) any plan, policy or arrangement which provides nonqualified deferred compensation, bonus or retirement benefits, severance or “change of control” (as set forth in Code Section 280G) benefits, or life, disability accident, vacation, tuition reimbursement or other material fringe benefits (“Other Plans”);

        (b)        the Company does not maintain, contribute to, or participate in any defined benefit plan or defined contribution plan which are employee pension benefit plans (as defined in Section 3(2) of ERISA) (“Employee Pension Plans”);

        (c)        the Company does not contribute to or participate in any multiemployer plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”);

        (d)        the Company does not maintain or have any obligation to contribute to or provide any post-retirement health, accident or life insurance benefits to any Employee, other than limited medical benefits required to be provided under Code Section 4980B;

        (e)        all Plans (and all related trusts and insurance contracts) comply in form and in operation in all material respects with the applicable requirements of ERISA and the Code;

        (f)        all required reports and descriptions (including all Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s and Summary Plan Descriptions) with respect to all Plans have been properly filed with the appropriate Regulatory Agency or distributed to participants, and the Company has complied substantially with the requirements of Code Section 4980B;

        (g)        with respect to each Plan, all contributions, premiums or payments which are due on or before the Closing Date have been paid to such Plan;

        (h)        the Company has not incurred any liability to the Pension Benefit Guaranty Corporation (the “PBGC”), the United States Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan or with respect to any employee pension benefit plan currently or previously maintained by members of the controlled group of companies (as defined in Sections 414(b) and (c) of the Code) that includes the Company (the “Controlled Group”) that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any member of the Controlled Group of incurring such a liability (other than liability for premiums due the PBGC) which could reasonably be expected to have any adverse effect on Buyer or the Company after the Closing;

        (i)        Schedule 3.12(i) contains true and complete copies of each of the Employee Pension Plans of the Company, and (A) Summary Plan Descriptions, (B) the two most recent Form 5500 Annual Reports, and (C) IRS determination letters, for each of such Employee Pension Plans;

        (j)        Except as disclosed in Schedule 3.12(j), neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) entitle any current or former employee of the Company to, or accelerate vesting in connection with, severance pay, unemployment compensation, golden parachute, change of control or any similar type of payment or right, or (ii) accelerate the time of payment, accelerate the vesting, or increase the amount, of any compensation or benefits due to any current employee or former employee under any Employee Pension Plan or Employee Welfare Plan or otherwise; and

        (k)        Schedule 3.12(k) sets forth a list of all employees of the Company and their current compensation. Except for the other Plans listed on Schedule 3.12, the Company has no employee contract or non-terminable (whether with or without penalty) employment arrangements with any person. To the Knowledge of the Company and the Sellers, none of the persons listed on Schedule 3.12(k) is subject to a confidentiality, non-disclosure, non-solicitation or non-competition agreement with any person or entity other than the Company. To the Knowledge of the Company, none of the Persons listed on Schedule 3.12(k) is in breach of any such employment arrangement, or any fiduciary duty of such Person to the Company and no such Person has given notice to the Company or a Seller of any intention to terminate such Person’s employment with the Company, either before or after the Effective Date. The Company has not committed any unfair labor practices or received notice of a claim of unfair labor practices against it or any of its directors, officers, employees, agents or partners.

        3.13.        Compliance with Laws.

        (a)        Except as set forth in Schedule 3.13(a), the Company and its officers and employees: (a) in the conduct of its business, are in compliance in all material respects with all applicable federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, and the rules of all Regulatory Agencies applicable thereto, including those laws and regulations described in SEC Release Nos. IA-2204 and IA-2209; (b) have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with all Regulatory Agencies that are required in order to permit them to own and operate the Company’s businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current; and (c) are not aware of any pending or threatened investigation, review or disciplinary proceedings by any Regulatory Agency against the Company, or any officer, director or employee thereof.

        (b)        The Company and each of its employees which are or who are required to be registered as a broker/dealer, a registered representative, or a sales person with the NASD, SEC or the securities commission of any state, or foreign jurisdiction or any Regulatory Agency are duly registered as such and in good standing and such registrations are in full force and effect. All federal, state and foreign registration requirements have been complied with and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

        3.14.         Representations and Warranties Regarding the Investment Advisory Business.

        (a)        Investment Contracts and Clients.

             (i)        Each written Investment Contract and any subsequent renewal thereof (A) has been duly authorized, executed and delivered by the Company and is maintained with all other Client records by the Company; (B) to the Knowledge of the Company, has been duly authorized, executed and delivered by each party thereto other than the Company; (C) assuming such Investment Contracts (and any subsequent renewals thereof) constitute valid and binding obligations of the other party thereto, is a valid and binding agreement of the Company, enforceable in accordance with its terms (subject to bankruptcy, insolvency, moratorium, fraudulent transfer and similar laws affecting creditors’ rights generally and to general equity principles); (D) each of the Company and, to the Knowledge of the Company, the Client is in compliance with the terms of each Investment Contract to which it is a party, and no event has occurred or condition exists that constitutes or with notice or the passage of time would constitute a default thereunder. Except as set forth on Schedule 3.14(a), none of the Investment Contracts, or any other arrangements or understandings relating to rendering of investment advisory or management services, contains any undertaking by the Company to collect flat fees or to waive or reimburse any or all fees thereunder. As used in this Agreement, the term “Client” means any client to which the Company provides investment management services, investment advisory services, financial planning services, or ancillary administration or consulting services on the date hereof. Schedule 3.14(a)(i) sets forth a true and correct list and valuation of the Investment Contracts covering assets under management of the Company as of the close of business on the date immediately preceding the date hereof.

             (ii)        The accounts of each Client that are subject to ERISA have been managed by the Company such that the Company, in the exercise of such management, is in compliance with the applicable requirements of ERISA and all prohibited transaction class exemptions issued pursuant thereto, and consummation of the transactions contemplated hereby will not result in a violation of such ERISA requirements.

        (b)        Regulatory Compliance of the Company. Except as set forth in Schedule 3.14(b):

             (i)        The Company is and has been since July 12, 1971, duly registered as an Investment Adviser under the Investment Advisers Act. The Company is registered as an investment adviser in the states referenced in its current Form ADV (such states constituting all jurisdictions where such registration is required in order to conduct its business), and is in compliance in all material respects with all federal and state laws requiring registration, licensing or qualification as an investment adviser. Each such federal and state registration is in full force and effect. Schedule 3.14(b)(i) contains a true and complete copy of the Company’s Form ADV, as amended to date, filed with the SEC; copies of any state registration forms, likewise as amended to date; and copies of any current reports required to be kept by the Company pursuant to the Investment Advisers Act and rules promulgated thereunder, and required pursuant to applicable state statutes. The information contained in such forms and reports was true and complete at the time of filing in all material respects. The Company has filed all amendments required to be filed to its Form ADV and state registration forms under federal and state law. Schedule 3.14(b)(i) (or the Form ADV contained therein) identifies the examination and/or certification qualifications of each of the Company’s adviser representatives.

             (ii)        Copies of all deficiency letters and inspection reports or similar documents furnished to the Company by the SEC or any self-regulatory organization since January 1, 2000, and the Company’s response thereto, if any, are listed on Schedule 3.14(b)(ii) and have been provided to Buyer. Except as listed in Schedule 3.14(b)(ii), the Company has not been notified by the SEC or any state regulatory authority or any self-regulatory organization that any inspection since January 1, 1998 has revealed any deficiency in any such entity’s record-keeping or compliance with the Investment Advisers Act, the Exchange Act, the Securities Act, the Investment Company Act or applicable state statutes.

             (iii)        The Company does not act as investment adviser or sub-adviser to any investment company registered under the Investment Company Act. Neither the Company nor any Seller or any other “affiliated person” of the Company, as such term is defined in the Investment Company Act, receives or is entitled to receive any compensation, directly or indirectly, (A) from any person in connection with the purchase or sale of securities or other property to, from or on behalf of any Investment Company, or (B) from any Investment Company or its security holders for other than bona fide investment advisory or other services.

             (iv)        During the 24 months preceding the date hereof, the Company has not received any written investor complaints.

             (v)        The Company has adopted a formal code of ethics and a written policy regarding insider trading which complies with Section 204A of the Investment Advisers Act. Schedule 3.14(b)(v) contains the policies of the Company with respect to avoiding conflicts of interest. To the Knowledge of the Company, there have been no violations or allegations of violations as of the date hereof of such policies that have occurred or been made.

             (vi)        Neither the Company nor, to the knowledge of the Company, any Person “associated” (as defined under the Investment Advisers Act) with the Company, has for the period beginning five years prior to the date hereof and ending on the date hereof been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or disclosure under Rule 206(4)-4 thereunder or denial, suspension or revocation of registration of a broker-dealer under Section 15 of the Exchange Act, or for disqualification as an investment adviser for any investment company pursuant to the Investment Company Act pursuant to Section 9(a) of the Investment Company Act, and to the Company’s knowledge there is no basis for, or proceeding or investigation that is reasonably likely to become the basis for, any such disqualification, denial, suspension or revocation.

             (vii)        There are no sub-advisors for any Client.

        3.15.         Investment Intent of Sellers.

        (a)        Any Additional Consideration Shares acquired by the Sellers are being acquired for investment purposes only for each of the Seller’s own account, and not with a view to or in connection with any distribution thereof.

        (b)        Each Seller is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in Hudson Valley Common Stock.

        (c)        Each Seller acknowledges that he has been furnished by Hudson Valley during the course of this transaction with all information regarding Hudson Valley which he had requested or desired to know; that all documents which could be reasonably provided have been made available for inspection and review; that he has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of Hudson Valley concerning the terms and conditions of the offering, and any additional information which had been requested.

        (d)        Each Seller represents that no representations or warranties have been made to him by Buyer, Hudson Valley, or any agent, employee or affiliate of Hudson Valley (other than those made in this Agreement) and in entering into this transaction, he is not relying on any information, other than that contained in the SEC public filings by Hudson Valley, this Agreement (including all Exhibits and Schedules) and the results of any independent investigation by him.

        (e)        Each Seller acknowledges that (i) any Incentive Shares or Competition Shares issued to the Sellers by Hudson Valley will not be registered by Hudson Valley under the Securities Act or any state securities laws, and shall be issued by Hudson Valley in a private placement in accordance with Section 4(2) of the Securities Act, and Rule 506 promulgated thereunder, (ii) he may not offer, sell or transfer any Additional Consideration Shares unless an exemption from registration is available in the opinion of Hudson Valley’s counsel, and (iii) Hudson Valley will be required to file SEC Form D and a Form 99 with the Investment Protection Bureau of the State of New York in accordance with the blue sky laws of New York and the Sellers hereby consent to such filings.

        3.16.        Derivatives.  The Company has not entered into any exchange-traded or over-the-counter swap, forward future, option, cap, floor or collar financial contracts or any other similar arrangements (“Derivatives Contracts”).

        3.17.        Intellectual Property Rights.   Schedule 3.17 sets forth all the Company Intellectual Property Rights, including, without limitation all software and computer programs owned by or used by the Company in connection with its business, except for licenses of Intellectual Property Rights that do not have an annual license fee of more than $100 or a single license fee of more than $1,000. The Company possesses rights to use all trade secrets and other rights. Except as set forth on Schedule 3.17:

(a)	The Company either has all right, title and interest in, or has by license or otherwise, a valid and binding right to use, all Company Intellectual Property Rights as currently used by the Company without conflict, infringement or misappropriation of any rights of any other person or entity;

(b)	All registrations with and applications to governmental or regulatory authorities in respect of Company Intellectual Property Rights and disclosed on Schedule 3.17 are valid and in full force and effect;

(c)	There are no restrictions on the direct or indirect transfer of any license, or any interest therein, in respect of Company Intellectual Property Rights except as disclosed in Schedule 3.17 and the transactions contemplated by this Agreement will not cause the Company to incur any additional expense under any such license;

(d)	The Company is not in default (or with the giving of notice or lapse of time or both, would be in default) in any material respect under any license to use the Company Intellectual Property Rights disclosed in Schedule 3.17;

(e)	To the Knowledge of the Company, the conduct by the Company of its business does not infringe on any Intellectual Property Rights of any other Person; and

(f)	No claim is pending or has been made to such effect that has not been resolved.

        3.18.        Brokers.  Except for fees and expenses payable by the Sellers or the Company to Putnam Lovell NBF Securities, Inc. (“Putnam Lovell”), none of the Sellers nor the Company has incurred or will incur any broker’s, finder’s or similar fee, commission or expense, in each case in connection with the transactions contemplated by this Agreement, it being understood that the Company will also pay the fees and expenses of its attorneys, accountants and other professional advisors in connection with the transactions contemplated by this Agreement if accrued prior to Closing for the purpose of calculating Stockholders’ Equity. Schedule 3.18 contains such agreement with Putnam Lovell regarding the payment of broker’s fees.

        3.19.        Environmental Matters.   The Company has no Knowledge of any citation, directive, inquiry, notice, order, summons, warning or other communication that relates to any violation or failure to comply with any Environmental Law with respect to the Company’s Leased Property. The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law, except where any such failure to comply or violation or liability would not, individually or collectively with other similar failures, violations or liabilities, have a Material Adverse Effect.

        3.20.        Insurance.  Schedule 3.20 contains a true and complete list of all insurance policies currently in effect that insure the business, operations or Employees of the Company or affect or relate to the ownership, use or operation of any of the assets and properties of the Company and that have been issued to the Company for the benefit of the Company. The insurance coverage provided by any of the policies described above will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each policy referred to above is valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither the Company nor any Subsidiary has received any notice of cancellation or termination in respect of any such policy or is in default thereunder in any material respect.

        3.21.        Labor Relations.   No Employee of the Company is presently a member of a collective bargaining unit and, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the Employees of the Company.

        3.22.        Advertising.  All Company advertising, including without limitation, the Company’s website, has been reviewed and/or approved in accordance with applicable law by the appropriate Regulatory Agency, including, without limitation, the NASD.

        3.23.        Anti-Money Laundering.   The Company is in compliance with the USA PATRIOT Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, and the rules and regulations thereunder, the Anti-Money Laundering regulations of the NASD, and any other federal or state anti-money laundering law or regulation applicable to the Company.

        3.24.        Bank Accounts.   Set forth on Schedule 3.24 is the name and location of each bank and money market fund in which the Company has an account or accounts or safe deposit boxes, the name and number of each account or box, the names of persons authorized to draw thereon or having access thereto, and the balance of each account and the contents of each box as of the date hereof (or such other date indicated on Schedule 3.24).

        3.25.   No Material Misstatements or Omissions.   To the Knowledge of the Sellers, the representations and warranties of the Company and the Sellers in this Agreement (including, without limitation, the Disclosure Schedule) do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not materially misleading.

SECTION 4.  REPRESENTATIONS AND WARRANTIES REGARDING BUYER

        Except as disclosed in this Agreement, Hudson Valley and Buyer hereby jointly and severally represent and warrant to the Sellers as follows:

        4.1.        Organization and Good Standing of Hudson Valley and Buyer.   Each of Hudson Valley and Buyer is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New York, and has the corporate power and authority to own, lease and operate the property used in its business and to carry on its business as now being conducted. Each of Hudson Valley and Buyer is registered to do business in all jurisdictions in which the character of the properties owned or held under lease by it makes qualification necessary, except where the failure to so qualify would not result in a Material Adverse Effect.

        4.2.        Power; Authorization; Consents.   Each of Hudson Valley and Buyer has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the board of directors of each of Hudson Valley and Buyer, and, except as set forth on Schedule 4.2, no other proceedings on the part of Hudson Valley and Buyer are necessary to authorize and approve this Agreement or any of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Hudson Valley and Buyer and constitutes a valid and binding obligation of each of Hudson Valley and Buyer, enforceable against of each of Hudson Valley and Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not and will not:

        (a)        contravene any provisions of the Certificate of Incorporation or By-Laws of either Hudson Valley or Buyer;

        (b)        (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination in respect of, any material contract, agreement, commitment, understanding or arrangement of any kind to which Hudson Valley or Buyer is a party or to which Hudson Valley’s or Buyer’s property is subject;

        (c)        violate or conflict with any Legal Requirements applicable to Hudson Valley or to Buyer; or

        (d)        except for filings with the State of New York Banking Department (“NYBD”) and the Federal Deposit Insurance Corporation (“FDIC”), require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority.

        4.3.         SEC Filings; Financial Statements.

        (a)        Hudson Valley has filed all forms, reports and documents required to be filed with the SEC and has made available to the Sellers copies of (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, (ii) all other reports or registration statements filed by Hudson Valley with the SEC since December 31, 2003, (iii) all proxy statements relating to Hudson Valley’s meetings of stockholders (whether annual or special) since December 31, 2003, and (iv) all amendments and supplements to all such reports and registration statements filed by Hudson Valley with the SEC pursuant to the requirements of the Securities Act or the Exchange Act ((i)-(iv) collectively, the “Hudson Valley SEC Reports”). Except as disclosed in Schedule 4.3, the Hudson Valley SEC Reports (i) were prepared as to form in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Hudson Valley’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

        (b)        Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Hudson Valley SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of Hudson Valley and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows and stockholders equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

        4.4.        Brokers.   Except for fees and expenses payable by Buyer to MG Advisors, Inc., Buyer has not employed any broker or finder or has incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

        4.5.        Investment Intent of Buyer.   Buyer is acquiring the Shares delivered pursuant to this Agreement for investment purposes for its own account, and not with the view to or in connection with any distribution thereof.

        4.6.        No Material Misstatements or Omissions.   The representatives and warranties of Buyer in this Agreement (including, without limitation, the Disclosure Schedule) do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein not materially misleading.

SECTION 5.   COVENANTS

        5.1.        Advisory Contracts Consents, Broker-Dealer Change in Control and Banking Approvals.

        (a)        Investment Contracts Consent. The Company, in conjunction with Buyer, shall promptly cause all of the Clients under the Company’s Investment Contracts to be informed of the transactions contemplated by this Agreement in a form reviewed and approved by Buyer and shall, in compliance with the Investment Advisers Act, give each such Client an opportunity to consent to the assignment of its Investment Contract in writing. The Company shall use its commercially reasonable efforts to obtain the affirmative written consent to assignment of their Investment Contracts to the Company prior to Closing on terms at least as favorable to the Company as the terms of such Investment Contracts on the date hereof from the Company’s ten largest clients measured by Client Run Rate Revenue as of the date hereof (excluding El Paso Natural Gas Retirement Trust 1230). The Company shall not be required to obtain the affirmative written consent to such assignment from any other Client, but consistent with applicable SEC no-action letters, each such other Client shall be deemed to have consented to the assignment of its Investment Contract if (i) it has not notified the Company prior to the Closing Date that it does not consent to such assignment or that it intends to terminate its Investment Contract, (ii) it receives one written notice asking for consent, and (iii) at least 30 days have elapsed since the mailing of a second Client Notice (30 days after the first notice) stating that a failure to respond will be deemed consent. Between the date hereof and the Closing Date or the earlier termination of this Agreement, the Company shall promptly (and no later than three Business Days after receipt of notice by the Company) report to the Buyer any withdrawal of assets under management or the termination, closure or contemplated termination or closure of any Client account.

        (b)        NASD Approval. Immediately after the date hereof, the Sellers shall file, after review and approval by Buyer, an application with the NASD pursuant to NASD Rule 1017 for approval of the purchase of the Shares by Buyer and shall use its commercially reasonable efforts to obtain such approval prior to Closing. The Sellers shall provide Buyer and its counsel with copies of all correspondence between the Sellers and the NASD regarding NASD approval of Buyer’s purchase of the Shares.

        (c)        NYBD and FDIC Approvals. Immediately after the date hereof, Buyer shall file, after review and approval by the Sellers, applications with the NYBD and the FDIC for approval of the purchase of the Shares by Buyer and shall use its commercially reasonable efforts to obtain such approval prior to Closing. Buyer shall provide Sellers and their counsel with copies of all correspondence between Buyer and the NYBD and the FDIC regarding the approval of Buyer’s purchase of the Shares.

        5.2.        Compliance With Securities Law.

        (a)        Within thirty (30) days after the Closing, the Company shall prepare and file with the SEC a Form ADV for the Company. Prior to the Closing, the Company shall cooperate fully with Buyer and any Person designated by Buyer in furnishing information needed to prepare such Form ADV.

        (b)        Buyer or the Company (after the Closing) shall file, and (to the extent such filings are prepared or made prior to Closing), the Company shall cooperate fully with Buyer and any Person designated by Buyer in preparing and filing, all such other forms and other documents required to be filed or delivered under applicable federal and state laws, and regulations promulgated thereunder, relating to or regulating the activities of investment advisers, including without limitation the Investment Advisers Act, the Exchange Act and the Securities Act, as a result of the consummation of the transactions contemplated by this Agreement.

        5.3.        Tax Matters.

        (a)        The following provisions shall govern the allocation of responsibility as between Buyer, the Company and the Sellers, for certain tax matters following the Closing Date:

             (i)        The Company shall cause Lipsky, Goodkin & Co., P.C. (the “Company’s Accountant”) to prepare, at the Sellers’ expense and in accordance with the directions of the Stockholders’ Representative, and shall file or cause to be filed, within the time and in the manner provided by law, all Tax Returns of the Company for all periods ending on or before the Closing Date that are filed after the Closing Date, and all such Tax Returns shall, to the Knowledge of the Sellers, be true, correct and complete in all material respects when filed. To the extent permitted by applicable law, the Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1‘s prepared at the direction of the Stockholders’ Representative for such periods. Notwithstanding the foregoing provisions of this Section 5.3(a)(i), if Deloitte & Touche LLP (the “Buyer’s Accountant”) believes that there is not a reasonable basis for any position that the Stockholders’ Representative directs be taken in connection with any Tax Return referred to in the first sentence of this section, the Company’s Accountant, the Buyer’s Accountant, the Buyer and the Stockholder’s Representative shall confer with respect to the matter and if they are unable to resolve their differences the matter shall be referred to the Arbiter and the decision of the Arbiter shall be final and binding.

             (ii)        Buyer and the Company, on the one hand and Sellers, on the other hand shall: (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.3 and any audit, litigation or other proceeding with respect to Taxes; (B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Company for all periods ending prior to or including the Closing Date; and (C) preserve information, records or documents relating to Tax matters pertinent to the Company that are in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof. The Buyer, or the Company, shall notify the Stockholders’ Representative of any audit by any Regulatory Agency which may result in an assessment for which Sellers may be liable under this Agreement and shall not consent to any such actual or proposed assessment without the prior written consent of the Stockholders’ Representative, which shall not be unreasonably withheld.

             (iii)        The Sellers and Buyer agree that Buyer’s purchase of the Shares is controlled by Section 1362(e)(6)(D) of the Code and Treasury Regulation 1.1362-3(b)(3) wherein the 2004 calendar tax year of the Company will be treated as two taxable years for income Tax purposes with the first taxable year ending as of the Closing Date. The books of the Company shall be closed as of the Closing Date and items of income, loss, deduction or credit shall be determined for the two short taxable years in the manner in which the Company regularly computes its books pursuant to Section 446(a) of the Code. The Stockholders’ Representative and the Company shall file income Tax Returns for the 2004 calendar tax year in a manner consistent with the foregoing.

        (b)        The Company shall, prior to the Closing, maintain its status as an S Corporation for federal income tax purposes and, with respect to those states for which the Company has filed Tax Returns which recognize S corporation status for state income tax purposes, state income tax purposes. The Company and the Sellers will not revoke the Company’s election to be taxed as an S corporation within the meaning of Sections 1361 and 1362 of the Code. The Company and the Sellers will not take or allow any action to be taken (other than the transactions contemplated by this Agreement) that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

        (c)        The parties agree as follows with respect to Section 338(h)(10) of the Code:

             (i)        The Company and the Sellers will join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election permitted under state or local tax law) with respect to the transactions contemplated hereby (the “Section 338(h)(10) Elections”). At the Closing, the Sellers shall deliver to Buyer Internal Revenue Service Form 8023 and any other state or local forms required for the Section 338(h)(10) Elections (collectively, the “Section 338 Forms”), each of the Section 338 Forms having been signed by each of the Sellers. Each of the Section 338 Forms shall to the extent possible be completed at or prior to the Closing. To the extent that any item on a form has not been so completed, the parties shall agree at the Closing on the manner in which the item is to be determined, and the Buyer’s Accountants shall make that determination and complete the form; provided that the Company’s Accountants shall prepare the purchase price allocation to be used in completing the form in a manner consistent with paragraph (ii) below. The Sellers shall at any time and from time to time after the Closing cooperate with Buyer in connection with the Section 338(h)(10) Elections, including the signing by them of any forms that Buyer may reasonably request in order to accomplish the Section 338(h)(10) Elections. The Sellers will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Elections on their Tax Returns to the extent required by applicable federal or state law. Buyer shall be responsible for the preparation and filing of the Section 338 Forms.

             (ii)        Buyer and the Company agree that the purchase price payable in accordance with Section 2 hereof and the liabilities of Company (plus other relevant items) (the “Allocable Amount”) will be allocated to the categories of assets of the Company for all purposes (including Tax and financial accounting) as shown on the Allocation Schedule attached hereto (which reflect the assets and liabilities of the Company as of December 31, 2003), as adjusted to reflect: (i) adjustments to the Purchase Price made pursuant to this Agreement; (ii) changes in the amount of the Company’s liabilities from December 31, 2003 through the Closing Date; (iii) changes in the amounts of the Company’s assets from December 31, 2003 through the Closing Date; and (iv) other adjustments reasonably agreed to among the parties; provided, however that the Allocable Amount shall be allocated among classes or categories of assets as provided by the Code and the related Treasury Regulations. The relative fair market values of the assets within each category and the amount allocated to the particular assets within each category shall be determined by the Company in a manner consistent with any requirements of the Code. Buyer, the Company and the Sellers will prepare a Form 8883 consistent with the principles discussed herein and attach such Form 8883 to their respective Tax Returns (including amended returns and claims for refund).

        (d)        Buyer and the Sellers agree as follows with respect to the allocation of income Tax liabilities:

        Notwithstanding anything to the contrary contained in this Agreement, except as otherwise provided in Section 9 or this Section 5.3(d), the Company and the Buyer shall have no obligation to pay or make any provision for the payment of, by indemnification or otherwise, and Sellers shall be responsible for all, Taxes of the Company for periods ending before the Closing Date, including, but not limited to: (i) any Taxes resulting from the change in the accounting method of the Company after the Closing Date, (ii) Taxes resulting from the Section 338(h)(10) Election, or (iii) any Taxes payable to the City of New York as a result of the consummation of the transaction contemplated by this Agreement, and the Sellers will be liable directly to the applicable Regulatory Authorities for all such Taxes.

        (e)        All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

        (f)        After the Closing Date, Buyer shall permit the Sellers and their representatives reasonable access to such books and records of the Company as may be necessary for the purpose of confirming and reviewing the Closing Balance Sheet, for the purpose of preparing the Company’s final Tax Return for the period up to and including the Closing Date.

        5.4 Access.   The Company will, and the Sellers will cause the Company to, during normal business hours and upon reasonable notice to the Stockholders’ Representative, (i) provide to Buyer and its representatives full access to the premises, property, files, books, records, documents, and other information of or concerning the Company, (ii) furnish to Buyer and its representatives financial, technical and operating data and other information pertaining to the business and property of the Company, (iii) make available for inspection and copying by Buyer copies of any documents relating to the foregoing and (iv) permit Buyer and its representatives to conduct reasonable interviews of the employees and auditors of the Company; provided, however, that any such investigation will be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company.

        5.5.        Announcements.   Prior to the Closing, any announcement by any party hereto to its customers with respect to the transactions contemplated hereby shall be made with the review and approval of, and in joint communication with, the other parties hereto. Prior to the Closing, no party hereto will issue any press release or otherwise directly or indirectly make any public statement or furnish any statement with respect to the transactions contemplated hereby without the prior consent of the other parties hereto, except as may be required by law. The Sellers and the Company acknowledge that Hudson Valley will be obligated to disclose this Agreement on a Form 8-K filed with the SEC.

        5.6.        Consents; Cooperation.   (a) Subject to the terms and conditions hereof, the Sellers, Hudson Valley, and Buyer will use their reasonable efforts:

             (i)        to obtain prior to the earlier of the date required (if so required) or the Closing Date, all authorizations, consents, orders, permits or approvals of, or notices to, or filings, registrations or qualifications with, any governmental, administrative or judicial authority or any other Person that are required on their respective parts, for the consummation of the transactions contemplated by this Agreement, including, without limitation, the NYBD, the FDIC, and the NASD;

              (ii)        to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceeding, whether judicial or administrative, whether brought derivatively or on behalf of third persons (including governmental authorities) challenging this Agreement or the transactions contemplated hereby;

             (iii)        to furnish to each other such information and assistance as may reasonably be requested in connection with the foregoing; and

             (iv)        to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

        (b)        To the extent that the rights of the Company under any contract may not be assigned without the consent or approval of another party thereto, the Company as soon as practicable shall use all reasonable efforts to obtain any such consent, and Buyer shall cooperate with the Company in connection therewith.

        5.7.        Notification of Certain Matters.   Between the date hereof and the Closing, the Sellers, on the one hand, and Hudson Valley and Buyer, on the other hand, will give prompt notice in writing to the other of: (i) any information known to Sellers or Buyer that indicates that any representation or warranty of the Sellers or Buyer, as the case may be, contained herein will not be true and correct in any material respect as of the Closing and (ii) the occurrence of any event known to the Sellers, Hudson Valley or Buyer which will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in Section 6 or 7 hereof. The delivery of any notice by a party pursuant to this Section 5.7 shall not, without the express written consent of the other party be deemed (A) to modify or correct the representations or warranties of the party delivering such notice, (B) modify the conditions set forth in Section 6 or 7, or (C) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

        5.8.        Further Assurances.   Any time after the Closing, the Sellers, Hudson Valley and Buyer will, and Hudson Valley and Buyer will cause the Company to promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Hudson Valley, Buyer or Sellers, as the case may be, to satisfy or in connection with its obligations hereunder.

        5.9.        Retention of Books and Records.   For a period of three years after the Closing Date, Buyer will cause the Company to retain all books, records and other documents pertaining to the Company in existence on the Closing Date and to make the same available after the Closing Date for examination and copying by Sellers or their representatives, at such Seller’s expense, upon reasonable notice. No such books, records or documents will be destroyed by Buyer or the Company without first advising Sellers in writing and providing Sellers a reasonable opportunity to obtain possession or make copies thereof at such Seller’s expense.

        5.10.        Stock Options.   On or before the Closing, Hudson Valley shall grant to each Employee of the Company named on Schedule 5.10(a) who is employed with the Company as of the Closing Date, options to purchase shares of Hudson Valley Common Stock in such amounts and on such terms as are set forth on Schedule 5.10(b). Such grants will be made by the Hudson Valley Compensation Committee effective as of the Closing Date. All such stock options will be (i) granted as incentive stock options, pursuant to the Hudson Valley Holding Corp. 2002 Stock Option Plan (the “Plan”), (ii) subject to the terms of the Plan and the related grant agreement under the Plan, including the requirement that each employee receiving options sign a copy of the Plan and execute the stock restriction agreement signed by all optionees under the Plan, and (iii) vest in accordance with Schedule 5.10(b).

        5.11.        Conduct of Business Prior to the Closing.   From the date hereof to the Closing Date or earlier termination of this Agreement, the Sellers shall cause the business of the Company to be conducted in the ordinary course of business consistent with past practices and shall cause the Company to use its commercially reasonable efforts to preserve its current business organization and existing business relationships. In addition, Sellers shall not cause or permit the Company to do any of the following without the prior written consent of Buyer:

(i)	issue, sell or distribute any shares in the Company or issue or contract to issue options or rights to subscribe for shares in the Company or pay any dividend or make any distribution on its Common Stock if the dividend or distribution would result in the Company’s Stockholders’ Equity as of the Closing Date to be less than $200,000 or the Company’s cash and cash equivalents to be less than $150,000, it being understood that the Company intends to make distributions of certain property to the Sellers prior to the Closing Date;

(ii)	amend its Certificate of Incorporation or By-laws;

(iii)	make or grant any increase in compensation or in severance or termination pay to, any officer, executive officer, employee, director, agent or consultant, or enter into any employment agreement with any executive officer or other individual, except as may be required under employment, collective bargaining or termination agreements in effect on the date hereof or, solely with respect to employees other than officers, executive officers and directors, in the ordinary course of business, provided, however, that the Company may pay bonuses to its employees with respect to the period from January 1, 2004 to the Closing Date without the consent of Buyer;

(iv)	acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire, other than in the ordinary course of business, any assets which are material, individually or in the aggregate, to the Company;

(v)	sell, pledge, mortgage, assign, lease, give a security interest in or otherwise encumber or dispose of, or agree to do any of the foregoing with respect to, any of its assets, except in the ordinary course of business;

(vi)	enter into, or authorize any agent to enter into, discussions (A) relating to the merger or consolidation of the Company with or into any Person or (B) relating to the sale of all or substantially all of the assets of the Company;

(vii)	except in the ordinary course of business, including with respect to the purchase and sale of portfolio holdings and the entering into Investment Contracts, enter into or amend any other commitment, contractual obligation or transaction which calls for aggregate payments in excess of $10,000 and which does not expire or is not terminable without cost or penalty at Company’s option within a 90 day period;

(viii)	terminate or amend any contract, agreement, license or instrument to which Seller is a party or from which it benefits, except in the ordinary course of business;

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(ix)	take any action which would make any of the representations or warranties of the Sellers contained in this Agreement untrue or incorrect in any material respect or would make it impossible to satisfy any of the conditions contained in Section 6; or

(x)	lengthen the period for payment of the Company’s accounts payable.

5.12 Non-competition; Non-solicitation (a) In addition to other terms defined in this Agreement, the following terms when used herein shall have the following meanings:

(i) “Competition” means the participation, directly or indirectly, in the business of a Broker or Dealer or an Investment Adviser.

(ii) “Directly or indirectly” means as an individual, partner, shareholder, director, officer, principal, agent, employee, consultant, adviser, registered representative, associated person or in any other relationship or capacity.

(iii) “Broker” means a person engaged in the business of effecting transactions in securities for the account of others and includes brokers or dealers who are registered with the SEC and those who are not registered.

(iv) “Dealer” means any person who engages either for all or part of his time directly or indirectly in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person.

(v) “Investment Adviser” means a person who falls within the definition of investment adviser under the Investment Advisers Act, but for this purpose includes banks and broker-dealers otherwise excluded from the definition.

(vi) “Restricted Territory” means the United States of America.

(vii) “Securities” means any security as defined under the Securities Act, and includes but is not limited to, debt securities, government securities, municipal securities and equity securities.

(viii) “Hudson Valley”, solely for purposes of this Section 5.12, means Hudson Valley Holding Corp. or any direct or indirect Subsidiary of Hudson Valley, including, but not limited to, the Company.

        (b)        Each Seller shall not, for a period beginning on the date hereof and ending on the date which is two calendar years after the last day of the fifth Earn-Out Year (such period being referred to herein as the “Competition Period”), directly or indirectly, without the prior written consent of Hudson Valley, engage in any Competition in any Restricted Territory; provided, however, that such Seller may, without violating this covenant, own as a passive investment not in excess of 2% of the outstanding capital stock of a corporation which engages in Competition if such capital stock is a security which is actively traded on an established national securities exchange or is listed on NASDAQ; and further provided, that in the event that both (x) a Change in Control shall have occurred and (y) Arnold R. Schmeidler is terminated “Without Cause” or resigns for “Good Reason” (both as defined in the Schmeidler Employment Agreement), the restrictions of this Section 5.12(b) shall immediately terminate, but all other provisions of the Section 5.12 shall continue in full force and effect.

        (c)        Each Seller shall not, directly or indirectly, without the prior written consent of Hudson Valley, for himself or on behalf of any other Person, hire or retain any person known by such Seller to be employed by Hudson Valley at that time or to have been employed by Hudson Valley within the prior six months (any such Person, a “Hudson Valley Employee”), or solicit or induce or attempt to solicit or induce any Hudson Valley Employee to leave his or her employment with Hudson Valley at any time during the Competition Period. Notwithstanding the foregoing, Hudson Valley shall consider in good faith any request by a Seller to waive the prohibition against hiring or soliciting Hudson Valley Employees with respect to any Hudson Valley Employee whose employment has been terminated by Hudson Valley, and such waiver shall not be unreasonably withheld.

        (d)        Each Seller shall not, directly or indirectly, for himself or on behalf of any other Person, solicit, divert, take away or attempt to take away any of the customers of Hudson Valley or the business of any such customers or in any way interfere with, disrupt or attempt to disrupt any then-existing relationships between Hudson Valley and any of its customers with whom they shall deal, at any time during the Competition Period, provided, however, that each Seller may, without violating the covenant, subject to the Investment Advisers Act and the rules and regulations promulgated thereunder, trade securities in his own portfolio and provide investment advice to his family members free of charge.

        (e)        Each Seller shall not during the term of this Agreement or at any time thereafter (except with respect to information which becomes generally known in the industry through no fault of such Seller, is part of public knowledge or literature or is lawfully received by such Seller from a third party) use or disclose to any Person whatsoever any confidential or proprietary information of Hudson Valley which he may have acquired heretofore or may hereafter acquire relating to the business of the Company or the business of Hudson Valley, including but not limited to, information relating to the business, accounts, financial dealings, transactions, trade secrets, intangible property, customer lists, plans and proposals of the Company or Hudson Valley, whether or not marked or otherwise identified as confidential or secret except as authorized by Hudson Valley or the Company or ordered by a court of competent jurisdiction.

        (f)        Each Seller acknowledges that, in view of the nature of the business objectives of Hudson Valley in acquiring the Company and the consideration paid to such Seller therefor as a stockholder of the Company under the terms of this Agreement, the restrictions contained in paragraphs (b) through (e) hereof are reasonably necessary to protect the legitimate business interests of Hudson Valley and the Company and that any violation of such restrictions will result in irreparable injury to Hudson Valley and the Company for which damages will not be an adequate remedy. Each Seller therefore acknowledges that, if any such restrictions are violated, Hudson Valley and the Company shall be entitled to preliminary and injunctive relief (without the requirement of posting a bond).

        (g)        The rights and remedies of Hudson Valley and the Company hereunder are not exclusive of, or limited by, or in limitation of, any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative.

        (h)        Should any provision of this Agreement or part thereof be held under any circumstances in any jurisdiction to be invalid or unenforceable for any reason, including, without limitation, because of its geographic or business scope or duration, such provision shall be construed in such a way as to make it valid and enforceable to the maximum extent possible. Any invalidity or unenforceability of any provision in this Agreement shall not affect the validity or enforceability of any other provision or other part of such provision of this Agreement or any other agreement or instruments.

        (i)        The rights of Hudson Valley hereunder may be waived only by a writing signed by an officer of Hudson Valley, pursuant to authorization granted by resolution of the board of directors of Buyer, expressly setting forth the rights so waived and the matters as to which they are so waived, and any such waiver shall be limited to the matters expressly set forth in such writing. No failure or delay of Hudson Valley or the Company in enforcing any of its rights hereunder at any time shall constitute or evidence any waiver of such rights.

        5.13         Right of First Refusal; Registration.

        (a)        In the event that at any time, or from time to time, after acquiring any Additional Consideration Shares, Arnold R. Schmeidler proposes to sell in a bona fide sale any Additional Consideration Shares (the “Offered Shares”) to any Person, he shall provide Hudson Valley with at least 10 days’ prior written notice of such sale (the “Sale Notice”), setting forth the terms, the price, the buyer and the conditions of the sale.

        (b)        Within ten (10) days after receipt of the Sale Notice by Hudson Valley, Hudson Valley, by action of its board of directors or its designated committee, may elect to purchase all, but not less than all, of such Offered Shares, or may elect to designate a person, including an officer, director or employee of Hudson Valley, to purchase all but not less than all of such Offered Shares. The purchase price of any Offered Shares purchased under this Section 5.13 shall be on terms and conditions at least as favorable to Arnold R. Schmeidler as those set forth in the Sale Notice. If all of the Offered Shares of Arnold R. Schmeidler offered under the Sale Notice are not purchased by Hudson Valley or its designee, then all restrictions imposed upon the Offered Shares shall terminate and Arnold R. Schmeidler shall be free to sell the Offered Shares to the prospective purchaser at the price and terms set forth in the Sale Notice, at any time within twenty (20) days thereafter; provided, however, that at the end of the twenty (20) day period, all restrictions on any unsold Offered Shares and all remaining Additional Consideration Shares shall again be applicable in the same manner and under the same terms as set forth in this Section 5.13. Such right of first refusal shall not apply to any transfer of any Additional Consideration Shares to a charity or family member or by will or the laws of descent, provided, however, that any transferee of any Additional Consideration Shares shall be bound by this right of first refusal, and no transfer of any Additional Consideration Shares shall be valid unless the transferee agrees to be bound by the terms of this Section 5.13.

        (c)        The Additional Consideration Shares shall not be registered under the Securities Act or under any state blue sky law and will be subject to restrictions thereunder; provided, however, that should any Additional Consideration Shares be required to be delivered by Buyer to the Sellers prior to the first day of the second Earn-Out Year, then any such Additional Consideration Shares shall either be registered for sale, or registered for resale, by Hudson Valley in a Registration Statement on Form S-1, S-2 or S-8 (the “Registration Statement”). Hudson Valley agrees that under existing Rule 144 of the SEC, the Additional Consideration Shares may be sold without restriction after two years from the Closing Date, so long as the Sellers are not affiliates of Hudson Valley. If the Incentive and Competition Shares are registered for resale rather than registered for delivery to the Sellers:

             (i)        Each Seller agrees to furnish to Hudson Valley in writing such information regarding the Seller and his proposed distribution of the Incentive and Competition Shares as Hudson Valley may from time to time reasonably request in connection with the preparation of the Registration Statement or the registration or qualification of the Incentive and Competition Shares under state securities or blue sky laws; and

             (ii)        Each Seller agrees to, subject to the limitations set forth in Section 9, indemnify and hold harmless Hudson Valley, each director of Hudson Valley, each officer of Hudson Valley who signed the Registration Statement and each other Person, if any, who controls Hudson Valley within the meaning of Section 15 of the Securities Act, against and in respect of any and all Losses which are incurred by Hudson Valley by reason of (i) any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any amendment thereto or a prospectus contained in the Registration Statement or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to Hudson Valley by the Seller with respect to the Seller for use therein or (ii) trades made by the Seller after receiving notice from Hudson Valley to suspend sales as a result of the occurrence of any Suspension Event (as defined below) or (iii) trades made by the Seller in violation of the prospectus delivery requirements of Section 5(b) of the Securities Act. A “Suspension Event” shall exist at such times as circumstances exist that Hudson Valley determines in good faith on advice of counsel, make it impractical or inadvisable for Hudson Valley to file, amend or supplement the Registration Statement or such filings or to cause the Registration Statement or such filings to become effective or to remain effective or for the sale of Incentive or Competition Shares to occur under the Registration Statement (such circumstances to include, without limitation, (i) pending negotiations relating to, or consummation of, a significant acquisition, corporate reorganization, material proposed financing, the offer or sale of securities, or other similar transaction involving Hudson Valley, or (ii) the occurrence of some other event (X) where any of the foregoing would require disclosure under applicable securities laws of material information in the Registration Statement (or any other document incorporated into the Registration Statement by reference) or such state securities filings and (Y) as to which Hudson Valley has a bona fide business purpose for preserving confidentiality or which renders Hudson Valley unable to comply with SEC requirements).

        (d)        Unless otherwise registered as provided in Section 5.13(c), all Additional Consideration Shares shall bear a legend as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A PRIVATE PLACEMENT TRANSACTION AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF BY THE HOLDER UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE IN THE OPINION OF HUDSON VALLEY HOLDING CORP.‘S COUNSEL.

(e) In addition to the legend described in Section 5.13(d), all Additional Consideration Shares issued to Arnold R. Schmeidler shall bear a legend as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN ACCORDANCE WITH THE TERMS OF SECTION 5.13 OF AN ACQUISITION AGREEMENT DATED JUNE 29, 2004, AMONG THE REGISTERED HOLDER HEREOF AND HUDSON VALLEY HOLDING CORP., A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF HUDSON VALLEY HOLDING CORP.

        5.14         Employment of the Company’s Employees.

        (a)        Buyer expects to continue employment on and after the Closing Date of all employees of the Company who were such immediately prior to the Closing Date (each a “Continued Employee” and collectively the “Continued Employees”). Nothing contained herein shall be construed to modify the “at will” employee status of those of the Company’s employees who are immediately prior to the Closing “at will” employees.

        (b)        Before the Closing, Buyer and the Sellers will decide whether to continue the welfare plans of the Company, or to have such Continued Employees become covered under a welfare plan of Hudson Valley. Following the Closing, Buyer will decide, in accordance with legal considerations, whether to continue the ERISA plans of the Company or to have such Continued Employees become covered under an ERISA plan of Hudson Valley. No prior existing condition limitation shall be imposed with respect to any medical coverage plan as a result of the consummation of the transactions contemplated by this Agreement and the Continued Employees shall get credit for any deductibles already paid under existing plans for the year in which the Closing occurs. Further service by Continued Employees with the Company shall be taken into account for purpose of vesting and eligibility under Hudson Valley’s ERISA and welfare plans.

        (c)        The Company shall establish at the beginning of each Earn-Out Year an annual estimated bonus pool equal to 20% of the Company’s estimated Pre-Tax Earnings for such Earn-Out Year, before giving effect to any incentive compensation paid to Company employees, including commissions paid with respect to the initiation of new Client accounts, discretionary bonuses, employee profit participation plan contributions and any other incentive compensation payments, during such Earn-Out Year (such incentive compensation being referred to herein as “Incentive Compensation”). If, at the end of any Earn-Out Year, 20% of the actual Pre-Tax Earnings before giving effect to Incentive Compensation paid during such Earn-Out Year (the “Bonus Pool”) exceeds the amount of the Incentive Compensation paid during such Earn-Out Year, the Company shall pay the balance of such Bonus Pool to the Company’s employees as additional bonuses (the “Additional Bonuses”). The allocation of the Bonus Pool, excluding any Additional Bonuses, to employees and the timing of any payments to be made from such Bonus Pool shall be made at the discretion of Arnold R. Schmeidler; the allocation of the Additional Bonuses to employees and the timing of any Additional Bonus payments shall be made at the discretion of Arnold R. Schmeidler with the prior approval of the Board of Directors of the Company (the “Board”) consistent with past Company practices, it being understood that Arnold R. Schmeidler shall himself not participate in the Bonus Pool or receive any Additional Bonus.

        5.15         Post-Closing Governance Matters.

        Following the Closing:

        (a)        Buyer expects that the business and operation of the Company will continue in a similar fashion by the same officers and employees as currently operating the business and Buyer does not expect to intrude on the Company’s method of management. In particular, Hudson Valley and Buyer acknowledge and agree that after the Closing the Company shall continue to manage the accounts of employees of the Company and their family members, of the Company’s profit sharing plan, and of the 401(k) plans of its employees either at a reduced fee or without fee as is the current practice until such time as those accounts are terminated. Buyer presently does not contemplate any eliminations of staff as a result of the acquisition of the Company and expects that the present compensation levels and policies of the Company will be maintained. The Buyer intends that Arnold R. Schmeidler will be primarily responsible for making decisions relating to the Company’s investment philosophy and strategy and day-to-day management of the business, both in a style and manner of operation consistent with past practice, to Buyer’s and the Company’s mutual best interests. Business strategy will be set by the Board. Buyer retains the right to set the Company’s future direction and to make future determinations to protect or to enhance its substantial investment in the Company. If Arnold R. Schmeidler disagrees with a business decision of the Board, he shall provide the Board with written notice of such objection. At the next meeting of the Board following such notice from Arnold R. Schmeidler, the Board shall have the opportunity to resolve such disagreement with Arnold R. Schmeidler. If the Board and Arnold R. Schmeidler are unable to resolve such disagreement, or Buyer, without the consent of Arnold R. Schmeidler, breaches this Section 5.15 in any material respect, the Sellers shall be entitled to elect on written notice to Buyer, within thirty (30) days of such disagreement, to receive (i) the Minimum Earn-Out Payment as provided in Section 2.2(d) and (ii) the issuance of 12,500 of the Incentive Shares as if a Rejected Acquisition had occurred, both subject to all of the terms and conditions of Section 2.2(d), including forfeiture of (x) any rights to the remaining 12,500 Incentive Shares and (y) receipt of the Earn-Out determined in accordance with Section 2.2(d).

        (b)        Buyer expects that the members of the Board will include, but not be limited to, Arnold R. Schmeidler, John Wyman, and William E. Griffin. William E. Griffin shall serve as Chairman of the Board, and Buyer shall appoint, in its sole discretion, certain members of the Board of Directors of Buyer or other non-employees of Buyer to serve as members of the Board in such numbers as to be determined by Buyer. Buyer may of course make further changes as it sees fit but agrees to maintain Arnold R. Schmeidler and one other person of his choosing on the Board as long as Arnold R. Schmeidler is employed by the Company.

        (c)        After the Closing, Arnold R. Schmeidler will serve as President and Chief Executive Officer of the Company in accordance with the terms of the Schmeidler Employment Agreement. Arnold R. Schmeidler shall have such powers and duties as are set forth on Exhibit E attached hereto; provided, however, that following the Closing, any assets owned by the Company shall be managed by Buyer, expressly excluding any Client assets. In the event of the death or Permanent Disability of Arnold R. Schmeidler, the Board will name his successor in its sole discretion. Based on health and business issues at that time, it is anticipated that John Wyman shall assume the role of Chief Executive Officer of the Company. Any rights which Arnold R. Schmeidler has to approve an Acquisition or take any other action shall not survive his death or Permanent Disability.

        (d)        After the Closing, so long as Arnold R. Schmeidler remains employed by the Company pursuant to the Schmeidler Employment Agreement, Buyer shall not change the name of the Company from “A.R. Schmeidler & Co., Inc.” to any other name without the prior written consent of Arnold R. Schmeidler; provided, however, that nothing in this Section 5.15(d) shall prevent Buyer from referring to the Company as a subsidiary of Buyer in any literature, advertising, or any other publications or materials.

        5.16.        Buyer Referrals.  Not later than six months after the Closing, Buyer shall transfer to the Company the accounts set forth on Schedule 5.16, and such accounts shall be subject to the Referral Fee.

        5.17.        Hudson Valley Guarantee.  Hudson Valley guarantees the payment of any and all obligations of Buyer and the Company (after the Closing) arising to the Sellers under this Agreement or to Arnold R. Schmeidler under the Schmeidler Employment Agreement as if Hudson Valley were directly obligated thereon, but only to the extent that Buyer fails to perform hereunder or thereunder.

SECTION 6.   CONDITIONS TO THE OBLIGATIONS OF BUYER

        The obligations of Buyer required to be performed by it at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Buyer:

        6.1.        Representations and Warranties; Covenants.   The representations and warranties of the Company and the Sellers contained in Section 3 of this Agreement will be true and correct as of the Closing (except for those that are made as of a certain time, which shall be true and correct as of such time), except for changes contemplated by this Agreement and failures to be true and correct that do not result in a Material Adverse Effect. Each obligation of Sellers required by this Agreement to be performed by them at or prior to the Closing will have been duly performed and complied with in all material respects at the Closing. At the Closing, Buyer will have received certificates, dated the Closing Date and duly executed by each of the Sellers, to the effect that the conditions set forth in the preceding sentences have been satisfied.

        6.2.        Opinion of Sellers’ Counsel.   Buyer will have been furnished with the opinion of Snow Becker Krauss P.C., dated the Closing Date, addressed to Buyer in form of Exhibit B hereto. In rendering such opinion, such counsel may rely as to factual matters upon certificates or other documents furnished by Sellers and officers of the Company and by government officials and upon such other documents and data, including opinions of local counsel, as such counsel deem appropriate as a basis for such opinion.

        6.3.        Arnold R. Schmeidler Employment Agreement.   Arnold R. Schmeidler shall have entered into the Schmeidler Employment Agreement.

        6.4.        Regulatory Approvals.  The transactions contemplated by this Agreement shall have been approved by the NYBD, the FDIC, the NASD and by any other Regulatory Agency, the approval of which is required to permit consummation thereof (except such approvals which Section 5.2 contemplates will be obtained after Closing) without the imposition of any condition, requirement or commitment which is reasonably likely to deprive Buyer of the anticipated benefits of the acquisition of the Company; and all waiting periods arising under any applicable law shall have duly lapsed or been terminated.

        6.5.        Absence of Litigation.   No action or proceeding shall have been instituted or threatened on or before the Closing Date before any Regulatory Agency pertaining to the transactions contemplated by this Agreement, the result of which is reasonably likely to prevent or make illegal the consummation of such transactions or which would be reasonably likely to have a Material Adverse Effect on the Company. Neither Buyer nor the Company shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which either enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement.

        6.6.        Consents.   The Company shall have obtained written consent to the assignment of each Material Agreement set forth on Schedule 6.6 that may not be assigned without the consent or approval of another party thereto, including the lease dated May 21, 1990, as amended, between the Company, as tenant, and Fifth Avenue & 46th Street Associates, as landlord, for a portion of the ninth floor at 555 Fifth Avenue, New York, New York.

        6.7.        Investment Contracts.

        (a)        All Investment Contracts to which the Company is a party as of the Closing Date shall be in writing, shall reflect the current fee arrangements between the Company and the Client, and shall provide for the receipt of compensation by the Company.

        (b)        The Run Rate Revenues at Closing shall be not less than 85% of the Run Rate Revenues at Signing. If the Run Rate Revenues at Closing are less than 95% of the Run Rate Revenues at Signing, the Initial Payment shall be reduced by $100,000 for each one percent that the Run Rate Revenues at Closing are below 95%. For example, if the Run Rate Revenues at Closing are 90%, the Initial Payment would be reduced by $500,000. For purposes of determining the percentage or Run Rate Revenues under this Section 6.7(b), any fraction of a percent shall be rounded up or down to the nearest whole percent, with .5% being rounded up. Notwithstanding the actual relationship between El Paso Natural Gas Master Retirement Trust 1230 and the Company as of the date hereof or as of the Closing, the Run Rate Revenues of El Paso Natural Gas Master Retirement Trust 1230 as of June 1, 2004 shall be included in the calculation of Run Rate Revenues at Signing and shall not be included in the calculation of Run Rate Revenues at Closing.

        (c)        The Company shall have obtained the affirmative written consent to assignment of their Investment Contracts prior to Closing on terms at least as favorable to the Company as the terms of such Investment Contracts on the date hereof from the Company’s ten largest clients measured by Client Run Rate Revenue as of the date hereof, excluding El Paso Natural Gas Master Retirement Trust 1230.

        6.8.        Investment Adviser Registration.   The Company shall continue to be registered as an Investment Adviser under the Investment Advisers Act.

        6.9.        Key Man Life Insurance.   The Company shall have purchased key man life insurance on the lives of each of Arnold R. Schmeidler and John Wyman in such amounts and on such terms as are reasonably satisfactory to Buyer.

        6.10.      Net Capital.   The Company will meet any net capital requirement imposed by the rules of the SEC at the end of the month during which the Closing occurs. Should the Company not be able to meet such net capital requirements, the Company shall ask Buyer to contribute an amount of funds sufficient to meet such net capital requirements, such contribution to be given by Buyer in accordance with the terms of the Side Letter.

        6.11.      Sellers’ Fees.   Sellers and the Company will have furnished Buyer with letters from each of Putnam Lovell, the Company’s accountant, Snow Becker Krauss P.C., and any other Person who provided the Company with professional services in connection with the sale of the Shares to Buyer (collectively, the “Service Providers”) stating that all fees due from the Company to each of the Service Providers have been paid in full or are, as of the Closing, owed only from the Sellers individually and not from the Company.

        6.12.      By-Laws.   The Company shall have amended its By-Laws to provide that the number of directors on the Company’s board of directors shall be not less than five (5) and not more than fifteen (15).

        6.13.      Certificates.   Sellers and the Company will have furnished Buyer with such certificates of their respective officers and others as Buyer may reasonably request to evidence satisfaction of the conditions set forth in this Section 6, such certificates to be made without personal liability of such officer or other person signing such certificate.

SECTION 7.   CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

        The obligations of the Sellers to be performed by them at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by the Sellers:

        7.1.        Representations and Warranties; Covenants.   The representations and warranties of Hudson Valley and Buyer contained in this Agreement will be true and correct as of the Closing (except for those made as of a certain date, which shall be true and correct as of such date), except for changes contemplated by this Agreement and failures to be true and correct that do not result in a Material Adverse Effect. Each obligation of Hudson Valley and Buyer required by this Agreement to be performed by it at or prior to the Closing will have been duly performed in all material respects at or prior to the Closing. At the Closing, Sellers will have received a certificate, dated the Closing Date and duly executed by an executive officer of Hudson Valley and Buyer (without personal liability to such officer) to the effect that the conditions set forth in the preceding sentences have been satisfied.

        7.2.        Opinion of Buyer’s Counsel.   The Sellers and the Company will have been furnished with the opinion of Pitney Hardin LLP, dated the Closing Date, addressed to the Sellers and the Company in form of Exhibit D hereto. In rendering such opinion, such counsel may rely as to factual matters upon certificates or other documents furnished by officers of the Buyer and by government officials and upon such other documents and data, including opinions of local counsel, as such counsel deem appropriate as a basis for such opinion.

        7.3.        Schmeidler Employment Agreement.   The Company shall have entered into the Schmeidler Employment Agreement.

        7.4.        Regulatory Approvals.   The transactions contemplated by this Agreement shall have been approved by the NYBD, the FDIC, the NASD and by any other Regulatory Agency, the approval of which is required to permit consummation thereof without the imposition of any condition, requirement or commitment which is reasonably likely to have a Material Adverse Effect on the Company or Buyer; and all waiting periods arising under any applicable law shall have duly lapsed or been terminated.

        7.5.        Absence of Litigation.   No action or proceeding shall have been instituted or threatened on or before the Closing Date before any Regulatory Agency pertaining to the transactions contemplated by this Agreement, the result of which is reasonably likely to prevent or make illegal the consummation of such transactions. Neither Buyer nor the Company shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which either enjoins or prohibits the consummation of any of the transactions contemplated by this Agreement.

        7.6        Investment Contracts.   The Run Rate Revenues at Closing shall be not less than 85% of the Run Rate Revenues at Signing.

        7.7.        Certificates.   Buyer will have furnished Sellers with such certificates of its officers and others as Seller may reasonably request to evidence satisfaction of the conditions set forth in this Section 7.

SECTION 8.   TERMINATION

8.1.	Termination. This Agreement may be terminated at any time prior to the Closing:

(a)	by mutual consent of Hudson Valley, Buyer and the Sellers;

(b)	by Hudson Valley and Buyer, on or after the date 120 days from the date hereof, if any condition contained in Section 6 (other than those requiring a Closing Delivery), has not been satisfied or waived; by Sellers, on or after the date 120 days from the date hereof, if any condition contained in Section 7 (other than those requiring a Closing Delivery), has not been satisfied or waived;

46

(c)	by Hudson Valley and Buyer or the Sellers, if any court of competent jurisdiction or other governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action has become final and non-appealable;

(d)	by Hudson Valley and Buyer, if any condition contained in Section 6 shall become incapable of fulfillment through no fault of Hudson Valley or Buyer; or

(e)	by the Sellers, if any condition contained in Section 7 shall become incapable of fulfillment through no fault of the Sellers.

        If Hudson Valley, Buyer or the Sellers terminate this Agreement pursuant to the provisions hereof, such termination will be effected by written notice to the other party specifying the provision hereof pursuant to which such termination is made.

        8.2.        Effect of Termination.

        (a)        Upon termination of this Agreement pursuant to Section 8.1 hereof, except as provided in clause (b) below:

             (i)        this Agreement will forthwith become null and void;

             (ii)         such termination will be the sole remedy with respect to any breach of any representation or warranty contained in or made pursuant to this Agreement, and

             (iii)         no party hereto or any of their respective officers, directors, employees, agents, consultants, stockholders or principals will have any liability or obligation hereunder or with respect hereto.

        (b)        The provisions of clause (a) above notwithstanding, no party will be relieved of liability for any knowing breach (for this purpose knowledge shall be tested as of the date hereof only) of any representation or warranty contained herein or any breach of any covenant or agreement contained herein.

SECTION 9.   SURVIVAL AND INDEMNIFICATION

        9.1.        Survival.   Notwithstanding any otherwise applicable statute of limitations, no claim, lawsuit, or other proceeding arising out of or related to the breach of any representation or warranty of the parties contained herein may be made after March 31, 2006 except for those representations and warranties contained in Section 3.3, 3.7, 3.11, 3.17 or 3.23 which shall survive for a period of six years from the Closing Date.

        9.2.        Seller’s Indemnification.

        (a)        Sellers, jointly and severally, subject to the limitations set forth in this Section 9, will indemnify Buyer against and in respect of any and all Losses which are incurred by Buyer by reason of (i) the breach of any representation or warranty made by the Company or Sellers in Section 3 of this Agreement, (ii) any breach of a covenant made by the Company or Sellers in this Agreement, provided, however, that the Company shall have no obligation to indemnify Buyer for the breach of any covenant by the Company or Sellers which occurs between the date hereof and Closing as long as the Company or Sellers provides Buyer with written notice of such a breach prior to Closing (it being the intention of the parties hereto that Buyer’s sole remedy in the event of such a breach shall be the right to refuse to proceed with the Closing), (iii) any liability of the Company prior to Closing which is not reflected on Company Financial Statements or Schedule 3.6(a), or (iv) a final and nonappealable determination by an appropriate taxing or judicial authority that the Company did not qualify as an S corporation for federal income tax purposes for any period ending prior to the Closing for which the Company filed its federal income tax return as an S corporation, or that the Company did not qualify as an S corporation with respect to any state for any period ending prior to the Closing for which the Company filed its income tax return for the state as an S corporation, or (v) any liability for Taxes to the City of New York arising prior to Closing or as a result of the transactions contemplated by this Agreement, or (vi) any failure by the Company or the Sellers to pay in full all fees owed to the Service Providers.

        (b)        Notwithstanding anything to the contrary in this Agreement (but subject to the last sentence of this Section 9.2(b)), the aggregate liability of Sellers pursuant to Section 9.2(a) will not exceed the sum of (x) $1,500,000 plus (y) 20% of the total amount of Earn Outs paid to Sellers. Notwithstanding the above, the limitations of this Section 9.2(b) shall not apply to a breach of the Company’s or the Sellers’ representations and warranties contained in Section 3.3, 3.7, 3.11, 3.17 or 3.23, or any other indemnification obligation of the Sellers under Section 9.2(a)(iv), (v) or (vi), for which the aggregate liability of Sellers under this Section 9.2 shall in no event exceed the aggregate consideration payable to the Sellers in cash pursuant to Section 2 hereof.

        (c)        Buyer may make no claim for indemnification pursuant to Section 9.2(a), (A) unless notice of such claim describing the basic facts or events, the existence or occurrence of which constitute or have resulted in the alleged breach of a representation or warranty has been given to the Stockholders’ Representative during the survival period set forth in Section 9.1, or if none is established, for six years from the Closing Date; and (B) until such claims for which Losses are otherwise recoverable hereunder by Buyer are in excess of the aggregate of $10,000 (without taking into account any single claim of $1,000 or less) after which Buyer will be entitled to make any such claim for amounts in excess of such threshold; provided that the limitations set forth in this clause (c) shall not apply to losses incurred by reason of a breach of the Company’s or Sellers’ representations and warranties contained in Section 3.3, 3.7 and 3.11 or 3.23 or for a claim of indemnification made under Section 9.2(a)(iv), (v) or (vi).

        9.3.        Buyer’s Indemnification.

        (a)        Buyer, subject to the limitations set forth in this Section 9, will indemnify the Sellers against and in respect of any and all Losses, other than Losses to the extent recoverable by Sellers under any applicable insurance policy and net of the present value of any tax benefit to Sellers as a result of such Losses, which may be incurred by reason of (i) the breach of any representation or warranty made by Buyer in Section 4 hereof or (ii) any breach of any covenant made by Buyer in this Agreement.

        (b)        Notwithstanding anything to the contrary in this Agreement, the aggregate liability of Buyer pursuant to this Section 9.3(a) will not exceed all unpaid amounts due to the Sellers from Buyer pursuant to Section 2.2.

        (c)        No claim for indemnification may be made by Sellers pursuant to Section 9.3(a)(i), (A) unless notice of such claim (describing the basic facts or events, the existence or occurrence of which constitute or have resulted in the alleged breach of a representation or warranty or a covenant made in this Agreement) has been given to the Buyer during the survival period set forth in Section 9.1, and (B) until such claims for which Losses are otherwise recoverable hereunder by Seller are in excess of the aggregate of $10,000 (without taking into account any single claim of $1,000 or less) after which such Seller will be entitled to make any such claim for amounts in excess of such threshold.

        9.4.        Claims by Third Parties.   If a party to this Agreement seeks indemnity hereunder with respect to a claim by a third party:

                 Promptly after the receipt by any party hereto of notice of a third party claim or the commencement of a third party action, suit or proceeding subject to indemnification hereunder (a “Third Party Claim”), such party (the “Indemnified Party”) will, if a claim in respect thereto is to be made against any party obligated to provide indemnification hereunder (the “Indemnifying Party”), give the Indemnifying Party reasonable written notice of the Third Party Claim. The failure to provide such notice will not relieve the Indemnifying Party of any of its or his obligations, or impair the right of the Indemnified Party to indemnification unless, and only to the extent that, such failure materially prejudices the Indemnifying Party’s opportunity to defend or compromise the Third Party Claim. The Indemnifying Party will have the right, at its or his option, to defend at its or his own expense and by its or his own counsel any Third Party Claim, provided that (i) the Indemnifying Party acknowledges in writing (at the time the Indemnifying Party elects to assume such defense) its or his obligation under this Section 9.4 to indemnify the Indemnified Party with respect to such Third Party Claim, (ii) such counsel is reasonably satisfactory to the Indemnified Party, (iii) the Indemnified Party is kept fully informed of all developments, and is furnished with copies of all documents and papers, related thereto and is given the right to participate in the defense and investigation thereof as provided below, and (iv) such counsel proceeds with diligence and in good faith with respect thereto. If an Indemnifying Party will undertake to defend a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party of its or his intention to do so promptly (and in any event no later than 30 days) after receipt of notice of the Third Party Claim, and the Indemnified Party shall cooperate in good faith with the Indemnifying Party and its counsel in the defense of such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party will have the right to participate in the defense and investigation of any Third Party Claim with its own counsel at its or his own expense, except that the Indemnifying Party will bear the expense of such separate counsel if (A) in the written opinion of counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party, use of counsel of the Indemnifying Party’s choice would be expected to give rise to a conflict of interest which consent could not be waived, (B) there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (C) the Indemnifying Party will not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the Third Party Claim is given to the Indemnifying Party or notice that the Indemnifying Party intends to assume the defense of the Third Party Claim is given to the Indemnified Party or (D) the Indemnifying Party will authorize the Indemnified Party to employ separate counsel at the expense of the Indemnifying Party. The Indemnifying Party will not settle any Third Party Claim without the prior written consent of the Indemnified Party, which will not be unreasonably withheld; provided, however, that an Indemnified Party will not be required to consent to any settlement involving the imposition of equitable remedies.

        9.5.        Buyer’s Right to Set-Off.   If at any time the amount of any Losses to which Buyer is entitled to indemnification under this Section 9 exceeds the sum of (x) $1,500,000 plus (y) 20% of the total amount of Earn Outs theretofore paid to Sellers, or any Losses are incurred by Buyer in connection with the indemnification obligations of the Sellers under Section 9.2(a)(vi), then Buyer shall have the right to set off against and deduct from the amount of each subsequent Earn Out paid to Sellers, an amount up to 20% of each such subsequent Earn Out until such Losses are paid in full.

SECTION 10.   MISCELLANEOUS

        10.1.        Headings.  The section headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. References to Sections, unless otherwise indicated, are references to Sections of this Agreement.

        10.2.        Stockholders’ Representative.   The Sellers hereby appoint Arnold R. Schmeidler as the Stockholders’ Representative to represent the Sellers with respect to the negotiation of this Agreement and to take all acts necessary to effect its closing and implementation. In the event he shall at any time be unable to, or shall notify Sellers that he is unwilling to, continue to perform the duties of the Stockholders’ Representative, Albert J. Schmeidler shall succeed as Stockholders’ Representative. The Stockholders’ Representative may also be changed by the Sellers at any time and from time to time upon written notice to Buyer signed by Sellers. Buyer shall have the right to rely on any such notice without any duty of inquiry as to whether the new Stockholders’ Representative was duly appointed by the Sellers.

        10.3.        Authority.   A decision, act, consent or instruction of the Stockholders’ Representative shall constitute a decision of all Sellers and shall be final and binding upon each such Seller, and Buyer may rely upon any decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of every Seller. Buyer is hereby relieved from any liability to any Person for any acts done by Buyer in accordance with such decision, act, consent or instruction of the Stockholders’ Representative, except for liability arising out of fraud, gross negligence or bad faith under this Agreement.

        10.4.        Limitation on Liability.   In dealing with this Agreement and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Representative hereunder, (i) the Stockholders’ Representative shall not assume any, and shall incur no, responsibility to any Seller by reason of any error in judgment or other act or omission performed or omitted in connection with this Agreement, excepting only responsibility for any act or failure to act which represents gross negligence or willful misconduct, and (ii) the Stockholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholders’ Representative pursuant to such advice shall not subject the Stockholders’ Representative to liability to any Seller. The Sellers shall severally indemnify the Stockholders’ Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on his part and arising out of or in connection with the acceptance or administration of his duties hereunder. All of the indemnities, immunities and powers granted to the Stockholders’ Representative under this Agreement shall survive the termination of this Agreement.

        10.5.        Notices.   All notices and other communications hereunder shall be in writing and shall be deemed to have been duly received (i) on the date given if delivered personally or by telegram, telex or telecopy or (ii) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Sellers:

555 Fifth Avenue
New York, NY 10017
Attention: Arnold R. Schmeidler
Facsimile: 212-687-1392

With a copy to:

Snow Becker Krauss P.C
605 Third Avenue
New York, NY 10158
Attention: Eric Honick, Esq
Facsimile: 212-949-7052

If to Buyer or Hudson Valley:

Hudson Valley Bank
21 Scarsdale Road
Yonkers, NY 10707
Attention: James J. Landy
Facsimile: 914-961-7378

With a copy to:

Pitney Hardin LLP
7 Times Square
New York, NY 10036-7311
Attention: Ronald H. Janis, Esq
Facsimile: 212-682-3485

and

Griffin, Coogan & Veneruso, P.C
51 Pondfield Road
Bronxville, NY 10708
Attention: James P. Blose
Facsimile: 914-961-1476

        Either party may by notice to the other change its address for notice and will so change its address for notice whenever its existing address for notice ceases to be adequate for delivery both by hand and by facsimile.

        10.6.        Assignment.   This Agreement and all provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party to this Agreement may assign this Agreement or any right, interest, or obligation hereunder without the written consent of all other parties to this Agreement.

        10.7.        Entire Agreement.   This Agreement (including the Disclosure Schedule and Exhibits hereto, and the Schmeidler Employment Agreement) embody the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and thereby and supersede all prior written or oral commitments, arrangements or understandings with respect thereto. There is no restriction, agreement, promise, warranty, covenant or undertaking with respect to the transactions contemplated hereby and thereby other than those expressly set forth herein or therein.

        10.8.        Amendment; Waiver.

        (a)        This Agreement may only be amended or modified in writing signed by Buyer and the Stockholders’ Representative.

        (b)        Buyer or the Stockholders’ Representative, on behalf of the Sellers, by an instrument in writing, may waive compliance with any term or provision of this Agreement on the part of such other party or parties hereto. The waiver by any party hereto of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach.

        10.9.        Counterparts.   This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and each of which will be deemed an original.

        10.10.        Governing Law.   This agreement will be governed by the laws of the State of New York (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

        10.11.         Expenses.   Each party will bear its own expenses in connection with this Agreement.

        10.12.        Severability.   If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and the Sellers and Buyer will use their reasonable efforts to substitute one or more valid, legal and enforceable provisions which insofar as practicable implement the purposes and intent hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid. illegal or unenforceable in any respect.

        10.13.        Consent to Jurisdiction.   Buyer and the Sellers hereby submit to the exclusive jurisdiction of the courts of the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and any related agreement, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon Buyer or the Sellers by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 10.5 hereof.

        10.14.        Third Person Beneficiaries.   This Agreement is not intended to confer upon any other Person other than the parties hereto, any rights or remedies hereunder.

        10.15.        Representations and Warranties: Disclosure Schedule.   Neither the specification of any dollar amount in the representations and warranties set forth in Section 3 nor the indemnification provisions of Section 9 nor the inclusion of any items in the Disclosure Schedule to this Agreement will be deemed to constitute an admission by Sellers or Buyer, or otherwise imply, that any such amounts or the items so included are material for the purposes of this Agreement. All documents or information disclosed in any section of the Disclosure Schedule to this Agreement are intended to be disclosed for all purposes under this Agreement and will also be deemed to be incorporated by reference in each of the other sections of the Disclosure Schedule to this Agreement to which they may be relevant.

        10.16.        United States Dollars.   All dollar amounts referred to herein will be in lawful currency of the United States of America.

        10.17.        No Agreement until Signed by all Parties.   Nothing in this document will constitute an offer capable of acceptance or an agreement of any kind until this document is executed and delivered by each of the parties.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

A.R. SCHMEIDLER & CO., INC. By: ARNOLD R. SCHMEIDLER —————————————— Name: Arnold R. Schmeidler Title: President

ARNOLD R. SCHMEIDLER —————————————— ARNOLD R. SCHMEIDLER

ALBERT J. SCHMEIDLER —————————————— ALBERT J. SCHMEIDLER

HUDSON VALLEY BANK By: WILLIAM E. GRIFFIN —————————————— Name: William E. Griffin Title: Chairman

HUDSON VALLEY HOLDING CORP. By: WILLIAM E. GRIFFIN —————————————— Name: William E. Griffin Title: Chairman

EXHIBIT A

Power of Attorney

        I, Albert J. Schmeidler, residing at _______________________________, having full power to delegate my authority, do hereby irrevocably mandate, delegate to, appoint and authorize Arnold R. Schmeidler (the “Stockholders’ Representative”) to act for and in my name and stead and on my behalf with respect to all of my interests (including, shareholdings, loans and otherwise) in A.R Schmeidler & Co., Inc. (the “Company”) and, without limitation, to enter into, execute and sign in my name and on my behalf any and all agreements, deeds, resolutions, share certificates, contracts, waivers, instruments and documents and to receive any notices of meeting(s) of shareholders and represent me and act in my name and on my behalf at any such meeting(s) which may be necessary or expedient in connection with all aspects relating to my said interests in the Company. Such power of attorney shall include transfers of my shares in the Company at such price (and such form of consideration) and to such persons, including without limitation Hudson Valley Bank any affiliate of Hudson Valley Bank, as the Stockholders’ Representative may deem necessary, as evidenced conclusively by the taking of such acts and the execution of any documentation in connection therewith.

        The duration of this Power of Attorney shall be for five years from the date hereof (the “Termination Date”), subject to the last paragraph hereof.

        I hereby ratify, confirm, accept and make my own, all actions, executions, votes and undertakings made on my behalf or in my name with regard to my interests in the Company by the Stockholders’ Representative.

        To the extent necessary or desirable, I hereby agree to ratify and confirm all that the Stockholders’ Representative may lawfully do or cause to be done in virtue hereof after the date hereof.

        I hereby agree to indemnify the Stockholders’ Representative and any agent employed by the Stockholders’ Representative for, and hold the same harmless against, any loss, liability or expense incurred without fraud, bad faith or wilful misconduct on the part of the Stockholders’ Representative arising out of, or in connection with, the performance or exercise of the Stockholders’ Representative’s obligations and rights in connection with this Power of Attorney.

        I hereby authorize the Company, its shareholders, officers, directors, counsel and advisers, and Hudson Valley Bank, to rely on this power of attorney for all purposes.

        This Power of Attorney shall be coupled with an interest and shall survive the death of the undersigned if such death occurs prior to the Termination Date.

        IN WITNESS WHEREOF, I have signed as of the ___ day of ________________, 2004 in the City of New York, New York.

——————————————

—————————————— Witness —————————————— Witness

EXHIBIT B

        Form of opinion to be given by counsel for the Sellers and the Company:

        (a)        The Company is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New York, and has the corporate power and authority to own, lease and operate the property used in its business and to carry on its business as now being conducted.

        (b)        The authorized capital stock of the Company consists of 100,000 shares of Common Stock, par value $0.01 per share. All of the Shares have been duly authorized and validly issued, and are fully paid and nonassessable. The Sellers are the sole record owners of the Shares. Assuming that Buyer has purchased the Shares for value in good faith and without notice of any adverse claims, Buyer will acquire all of the rights of the Sellers in the Shares, free and clear of any adverse claim of which we have Knowledge.

        (c)        The Agreement has been duly executed and delivered by the Company and the Sellers and constitutes a valid and binding obligation of the Company and each Seller, enforceable against the Company and each Seller in accordance with its terms, except as such enforceability may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent transfer, fraudulent conveyance and other similar laws (including, without limitation, court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law). The Company has corporate power and authority to execute, deliver and perform the Agreement, and all required actions of the officers, directors and shareholders of the Company authorizing and adopting the execution, delivery and performance thereof by the Company have been taken. The execution, delivery and performance of the Agreement by the Sellers and the Company do not and will not:

             (i)        contravene any provisions of the Certificate of Incorporation or By-Laws of the Company;

             (ii)        (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination in respect of, any agreement listed on Schedule I attached hereto;

             (iii)        violate any law, rule or regulation applicable to the Sellers or to the Company or any order, writ, judgment or decree known to us to which the Company or the Sellers are subject; or

             (iv)        require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority which has not already been given or obtained or those which the Bank or Hudson Valley is required to obtain.

EXHIBIT C

Arnold R. Schmeidler Employment Agreement

        THIS AGREEMENT, dated as of _______, 2004, is by and between A.R. Schmeidler & Co., Inc., a New York corporation with offices at 555 Fifth Avenue, New York, New York 10017 (the “Company”), Arnold R. Schmeidler, an individual residing at __________________ (“Schmeidler”), and Hudson Valley Bank, a New York state-chartered bank located at 21 Scarsdale Road, Yonkers , New York 10707 (the “Bank”).

        This Agreement is entered into in connection with the Acquisition Agreement dated as of June __, 2004 (the “Acquisition Agreement”) by and among Schmeidler, Albert J. Schmeidler, the Company, the Bank, and Hudson Valley Holding Corp., a New York corporation and registered bank holding company of the Bank (“HVB”). As used herein, the term “Hudson Valley” means HVB, or any direct or indirect subsidiary of HVB, including, but not limited to, the Company.

        Schmeidler currently is, and has been since the Company’s inception, the Company’s President and Chief Executive Officer. In consideration of Schmeidler’s continued service as President and Chief Executive Officer and the compensation that will be paid to Schmeidler by the Company with respect to such employment, Schmeidler and the Company agree as follows:

1)     Term of Employment.   This Agreement shall be effective as of the date hereof and, subject to earlier termination as specified herein, shall continue for a term of 5 years (the “Initial Term”). Thereafter, the Agreement shall continue on a month-to-month basis until terminated by Schmeidler or the Company.

2)     Position and Duties.   During the Term of this Agreement, the Company shall employ Arnold R. Schmeidler and Arnold R. Schmeidler agrees to serve as the President and Chief Executive Officer of the Company. Arnold R. Schmeidler shall have such powers and duties as are set forth on Schedule A attached hereto; provided, however, that following the Closing, any assets owned by the Company shall be managed by Buyer, expressly excluding any assets of clients of the Company. In addition, Schmeidler shall serve as a member of the Board of Directors of the Company (the “Board”) during the Term. During the Term, Schmeidler shall devote all of his business time, attention, skill and efforts exclusively to the business and affairs of the Company. Notwithstanding the foregoing, Schmeidler may engage in charitable, educational, religious, civic and similar types of activities, speaking engagements, membership on the board of directors of other organizations, and similar activities to the extent that such activities do not inhibit the performance of his duties hereunder or conflict in any material way with the business of the Company or HVB.

3)     Compensation.   For all services rendered by Schmeidler in any capacity required hereunder during the Term, including, without limitation, services as an executive officer or director of the Company or any of its subsidiaries, Schmeidler shall be compensated as follows:

        (a)        The Company shall pay Schmeidler a fixed salary at a rate per annum equal to $190,000 (“Base Salary”).

        (b)        The Company shall provide Schmeidler with the same benefits, other than bonuses or incentive compensation, he currently receives from the Company as set forth on Schedule B attached hereto (the “Benefits”). The Company shall not reduce or change the Benefits unless such reduction or change is (i) consented to by Schmeidler or (ii) required by law.

4)     Termination of Employment.

        (a)        The Company shall have the right, upon delivery of written notice to Schmeidler, to terminate Schmeidler’s employment hereunder (i) pursuant to a Termination for Cause, (ii) upon Schmeidler’s Permanent Disability, or (iii) pursuant to a Without Cause termination.

        (b)        Schmeidler shall have the right, upon delivery of written notice to the Company 90 days in advance of the proposed termination date, to terminate his employment hereunder in his sole discretion.

        (c)        Schmeidler’s employment hereunder shall terminate automatically without action by either party hereto upon Schmeidler’s death.

        (d)        A termination “Without Cause” means a termination of Schmeidler’s employment by the Company other than due to Permanent Disability or retirement and other than a Termination for Cause.

        (e)        “Termination for Cause” means a termination of Schmeidler’s employment by the Company because Schmeidler has (i) failed to perform the duties assigned to him hereunder or imposed upon him by applicable law, and such failure to perform constitutes self-dealing, willful misconduct, gross negligence or recklessness, (ii) committed an act of dishonesty materially detrimental to the business of the Company in the performance of his duties hereunder or engaged in conduct materially detrimental to the business of the Company, (iii) been convicted of a felony involving moral turpitude, (iv) failed to perform his duties hereunder in any material respect, which breach or failure Schmeidler shall fail to remedy within 30 days after written demand from the Company, or (v) engaged in any material employment act or practice, including but not limited to sexual harassment, forbidden by the Company in its employment manual as revised from time to time.

        (f)        “Good Reason” shall mean any of the following actions or events, if taken without Schmeidler’s express written consent and taken after at least one warning in writing from Schmeidler to the Company and Hudson Valley identifying specifically any such matter and offering a reasonable opportunity to cure such matter: (i) a reduction by the Company in Schmeidler’s annual salary not agreed to by Schmeidler, (ii) moving the office of the Company out of Manhattan to any location other than a location that is within 25 miles of Grand Central Station and located in Westchester County, New York or is located in Fairfield County, Connecticut, (iii) the failure by the Company to continue in effect any material benefit plan to which Schmeidler may be entitled, or the taking of any action by the Company which would materially and adversely affect Schmeidler’s participation in, or materially reduce Schmeidler’s benefits under, any such benefit plan, (iv) a material breach of this Agreement by the Company, including a material change in Schmeidler’s duties and responsibilities set forth on Schedule A, or (v) deprive Schmeidler of any material fringe benefits enjoyed by Schmeidler and listed on Schedule B attached hereto.

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        (g)        “Permanent Disability” means permanently disabled so as to qualify for full benefits under the Company’s then-existing disability insurance policy. If the Company does not maintain any such policy on the date of termination, “Permanent Disability” shall mean the inability of Schmeidler to work for a period of four full calendar months during any eight consecutive calendar months due to illness or injury of a physical or mental nature, supported by the completion by Schmeidler’s attending physician of a medical certification form outlining the disability and treatment.

5)     Termination Compensation.

        (a)        If Schmeidler resigns without Good Reason prior to the end of the Initial Term, Schmeidler shall pay to the Bank on the date of his resignation (the “Termination Payment”) a sum equal to: (i) five (5) times the average of his annual salary during the Initial Term (the “Average Salary”) if he resigns during the first or second year of the Initial Term; (ii) four (4) times the Average Salary if he resigns during the third or fourth year of the Initial Term; or (iii) three (3) times the Average Salary if he resigns during the fifth year of the Initial Term. The Termination Payment shall be paid by Schmeidler to the Company in (w) cash, (x) shares of the common stock of HVB (measured by the market value of the common stock of HVB as of the effective date of the resignation), (y) a combination thereof, or (z) any other form acceptable to the Company in its sole discretion. In the event of the Permanent Disability or death of Schmeidler, or in the event of a Change in Control (as defined in the Acquisition Agreement), no Termination Payment shall be due to the Bank.

        (b)        If the Company terminates Schmeidler Without Cause, the Company shall (i) pay to Schmeidler an amount equal to the Base Salary that would have been paid to Schmeidler for the remainder of the Initial Term, and (ii) continue to provide Schmeidler with health, hospital, and life insurance benefits for the remainder of the Initial Term.

        (c)        If the Company terminates Schmeidler for Cause, or due to his death or Permanent Disability, or Schmeidler resigns for Good Reason, the Company shall have no obligations under this Agreement whatsoever to Schmeidler following such an event, including the payment of compensation or provision of benefits.

6)     Non-Competition; Non-Solicitation.

        (a)        Schmeidler acknowledges that he will be aware of and/or servicing (i) client accounts already existing at the Company and (ii) client accounts that may be purchased from other investment advisory or securities brokerage firms in the future. In view of Schmeidler’s knowledge of the clients and accounts and other proprietary information relating to the business of the Company and its affiliates and which Schmeidler has heretofore obtained and is expected to obtain during his employment with the Company, Schmeidler agrees that he shall not:

             (i)        for a period (the “Competition Period”) beginning on the date hereof and ending on the date which is two calendar years after the termination of his employment with the Company (for any reason whatsoever), directly or indirectly, without the prior written consent of Hudson Valley, engage in any Competition in any Restricted Territory; provided, however, that Schmeidler may, without violating this covenant, own as a passive investment not in excess of 2% of the outstanding capital stock of a corporation which engages in Competition if such capital stock is a security which is actively traded on an established national securities exchange or is listed on NASDAQ;

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             (ii)        at any time during the Competition Period, directly or indirectly, without the prior written consent of Hudson Valley, for himself or on behalf of any other Person, hire or retain any person known by Schmeidler to be employed by Hudson Valley at that time or to have been employed by Hudson Valley within the prior six months (any such Person, a “Hudson Valley Employee”), or solicit or induce or attempt to solicit or induce any Hudson Valley Employee to leave his or her employment with Hudson Valley. Notwithstanding the foregoing, Hudson Valley shall consider in good faith any request by Schmeidler to waive the prohibition against hiring or soliciting Hudson Valley Employees with respect to any Hudson Valley Employee whose employment has been terminated by Hudson Valley, and such waiver shall not be unreasonably withheld;

             (iii)        during the Competition Period, directly or indirectly, for himself or on behalf of any other Person, solicit, divert, take away or attempt to take away any of the customers of Hudson Valley or the business of any such customers or in any way interfere with, disrupt or attempt to disrupt any then-existing relationships between Hudson Valley and any of its customers with whom they shall deal, at any time; provided, however, that Schmeidler may, without violating this covenant, subject to the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder, trade securities in his own portfolio and provide investment advice to his family members free of charge; or

             (iv)        during the Competition Period or at any time thereafter (except with respect to information which becomes generally known in the industry through no fault of Schmeidler, is part of public knowledge or literature or is lawfully received by Schmeidler from a third party) use or disclose to any Person whatsoever any confidential or proprietary information of Hudson Valley which he may have acquired heretofore or may hereafter acquire relating to the businesses of Hudson Valley, including but not limited to, information relating to the business, accounts, financial dealings, transactions, trade secrets, intangible property, customer lists, plans and proposals of the Company or Hudson Valley, whether or not marked or otherwise identified as confidential or secret except as authorized by Hudson Valley or ordered by a court of competent jurisdiction.

        (b)        In the event (i) there is a Change in Control (as defined in the Acquisition Agreement) and (ii) Schmeidler is terminated by the Company Without Cause or resigns for Good Reason, the restrictions of Section 4(a)(i) shall immediately terminate; provided, however, that all other provisions of this Agreement shall remain in full force and effect, including Sections 4(a)(ii) through (iv).

        (c)        In addition to other terms defined in this Agreement, the following terms when used in this Section 4 shall have the following meanings:

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             (i)        “Competition” means the participation, directly or indirectly, in the business of a Broker or Dealer or an Investment Adviser.

             (ii)        “Directly or indirectly” means as an individual, partner, shareholder, director, officer, principal, agent, employee, consultant, adviser, registered representative, associated person or in any other relationship or capacity.

             (iii)        “Broker” means a person engaged in the business of effecting transactions in securities for the account of others and includes brokers or dealers who are registered with the SEC and those who are not registered.

             (iv)        “Dealer” means any person who engages either for all or part of his time directly or indirectly in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another Person.

             (v)        “Investment Adviser” means a person who falls within the definition of investment adviser under the Investment Advisers Act of 1940, as amended, but for this purpose includes banks and broker-dealers otherwise excluded from the definition.

             (vi)        “Restricted Territory” means the United States of America.

        (d)        Injunctive Relief.   Since a breach of the provisions of Section 4 may not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith, and Schmeidler hereby consents to the issuance of such injunction.

7)     Consultative Duties Regarding Possible Expansion.

        (a)        Hudson Valley shall include Schmeidler in analyzing and evaluating the opportunity to acquire another investment adviser or hire a group of individuals who register with the SEC as an investment adviser (an “Acquisition”), including participation in the due diligence phase of any such acquisition or hiring.

        (b)        Prior to an Acquisition, Hudson Valley agrees to thoroughly discuss and address the following items with Schmeidler:

             (i)        the organization structure of the acquired entity (the “New Entity”) following the Acquisition as it relates to the Company (e.g., whether the New Entity will be separate from the Company or a division of the Company);

             (ii)        financial treatment of the possible shift of clients from the Company to the New Entity, and vice versa;

             (iii)        the manner by which new business referral efforts may change (e.g. if the New Entity is a growth or specialized growth, such as technology, financial, biotechnology, etc. manager as opposed to the value orientation style of the Company); and

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             (iv)        any appropriate personnel adjustments which may be required as a result of the Acquisition (e.g., if Schmeidler should run both the Company and the New Entity rather than only the day to day operations of the Company).

8)     Governing Law.   The validity and interpretation of this Agreement shall be construed in accordance with and be governed by the laws of the State of New York (without reference to its choice of law principles).

9)     Severability.   Should any provision of this Agreement or part thereof be held under any circumstances in any jurisdiction to be invalid or unenforceable for any reason, including, without limitation, because of its geographic or business scope or duration, such provision shall be construed in such a way as to make it valid and enforceable to the maximum extent possible. Any invalidity or unenforceability of any provision in this Agreement shall not affect the validity or enforceability of any other provision or other part of such provision of this Agreement or any other agreement or instruments.

10)     Successors and Assigns.   This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. No purported assignment by Schmeidler shall be valid.

11)     Consent to Jurisdiction.   The Company, Schmeidler, and the Bank hereby submit to the exclusive jurisdiction of the courts of the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and any related agreement, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon the Company, the Bank by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in the first paragraph of this Agreement.

12)     Costs of Litigation.   In the event that any litigation arises with respect to the interpretation and enforcement of the provisions of this Agreement, the non-prevailing party shall reimburse the prevailing party for all of its (or his) reasonable attorneys’ fees and costs incurred by the prevailing party in the litigation.

13)     Entire Agreement.   This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior oral and written agreements and understandings and all contemporaneous written agreements and understandings between the parties with respect to such subject matter. This Agreement may not be changed, amended or superceded except in a writing signed by Schmeidler and the Bank.

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14)     Acknowledgement. SCHMEIDLER SPECIFICALLY ACKNOWLEDGES THAT: SCHMEIDLER HAS READ AND UNDERSTANDS ALL OF THE TERMS OF THIS AGREEMENT; IN EXECUTING THIS AGREEMENT, SCHMEIDLER DOES NOT RELY ON ANY INDUCEMENTS, AGREEMENTS, PROMISES OR REPRESENTATIONS OF COMPANY OR ANY AGENT OF COMPANY OTHER THAN THE TERMS AND CONDITIONS SPECIFICALLY SET FORTH IN THIS AGREEMENT; SCHMEIDLER HAS HAD AN OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL WITH RESPECT TO THE EXECUTION OF THIS AGREEMENT; AND THAT SCHMEIDLER HAS MADE SUCH INVESTIGATION OF THE FACTS PERTAINING TO THIS AGREEMENT AND OF ALL THE MATTERS PERTAINING HERETO AS SCHMEIDLER DEEMS NECESSARY.

(signature page follows)

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IN WITNESS WHEREOF, the Company and Schmeidler have executed this Agreement as of the day and year first above written.

A.R. SCHMEIDLER & CO., INC. By: —————————————— Name: Title:

—————————————— Arnold R. Schmeidler

HUDSON VALLEY BANK By: —————————————— Name: Title:

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EXHIBIT D

Form of opinion to be given by counsel for Buyer and Hudson Valley:

        (a)        The Bank is duly incorporated and is validly existing as a banking corporation in good standing under the laws of the State of New York. Hudson is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of New York.

        (b)        Each of the Bank and Hudson have the corporate power and authority to execute, deliver and perform the Agreement and to consummate the transactions contemplated thereby and all required actions of the officers, directors and shareholders of each of the Bank and Hudson authorizing and adopting the execution, delivery and performance hereof by each of the Bank and Hudson have been taken. The Agreement has been duly executed and delivered by each of the Bank and Hudson and constitutes a valid and binding obligation of each of the Bank and Hudson, enforceable against each of the Bank and Hudson in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies. The execution, delivery and performance of the Agreement by each of the Bank and Hudson and the consummation of the transactions contemplated thereby do not and will not:

             (i)        contravene any provisions of the certificate of incorporation or by-laws of either the Bank or Hudson; or

              (ii)        (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination in respect of, any contract or agreement to which the Bank or Hudson is a party of which we have Knowledge;

              (iii)        violate any law, rules or regulation applicable to either the Bank or Hudson or any order, writ, judgment or decree known to us to which either the Bank or Hudson is subject; or

             (iv)        require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority which has not already been given or obtained or those which the Company is required to obtain.

        (c)        In connection with the sale of any Additional Consideration Shares by the Sellers, (i) the holding period under Rule 144(d) under the Securities Act for any Additional Consideration Shares will commence on the Closing Date pursuant to Rule 144(d)(3)(iii), (ii) provided that the requirements of Rule 144 and Section 5.13 of the Agreement shall have been satisfied, the Sellers will be entitled to sell any Additional Consideration Shares acquired by them prior to the second anniversary of the Closing Date at any time after the first anniversary of the Closing Date; and (iii) provided that the requirements of Section 5.13 the Agreement shall have been satisfied, the Sellers will have the right to sell all of the Additional Consideration Shares without restriction on the later of the date of issuance of such Additional Consideration Shares or the second anniversary of the Closing Date.

EXHIBIT E

Arnold R. Schmeidler Job Description

General

The President and Chief Executive Officer will have such powers and duties as are customary for a president and chief executive officer of an investment adviser/broker-dealer corporation, including general and active supervision over and management of the business and affairs of the Company and over its several officers, agents, and employees, in the ordinary course of the Company’s business. The President and Chief Executive Officer will be a member of the Board of Directors and will report directly to the Board and shall see that all orders and resolutions of the Board are carried into effect. The Company’s Chief Operating Officer and Chief Financial Officer will report directly to the President and Chief Executive Officer. The President and Chief Executive Officer will have the following specific powers and duties:

Research and Portfolio Management

1.	Study primary and secondary research material, including government, International Monetary Fund and various trade publications.

2.	Research and macroeconomic analysis – help produce the Company’s outlook.

a) Chair investment meetings.

b) Meet and interact with investment strategists, economists and analysts.

3.	Manage investment portfolios.

4.	Work with the Company’s investment managers.

5.	Make client and prospect presentations.

6.	Occasionally travel to the West Coast and other areas to visit the Company’s clients and companies on which the Company is doing research. Meet with company presidents, chairmen, and chief financial officers.

7.	Attend industry seminars and company presentations and host company presentations and conference calls at the Company’s office.

8.	Participate in conference calls during earnings report season with the other firm investment managers.

9.	Work with managers and the trading department on order executions.

Internal Operations

1.	Ultimate responsibility for staff, which includes the hiring and firing of all employees, reviewing all trading activity, all correspondence, compensation levels, and periodic staff performance reviews.

2.	Monitor all income and expenses and work with the Company’s Treasurer in overseeing operations.

3.	Participate in all contract negotiations.

4.	Participate in all reviews with regulators.

5.	Work with accountants, auditors and attorneys on financial, regulatory and legal compliance matters.

Additional Supervisory Practices and Procedures

1.	As the officer responsible for supervising the activities of all registered representatives and advisory account managers, review and initial all correspondence to clients and prospective clients.

2.	Review all new account information and approve account forms in writing.

3.	As required, together with the Chief Financial Officer, conduct an annual compliance meeting with all registered representatives and advisory account managers. Because of the Company’s relatively small size, meet frequently to communicate regulatory developments, firm policies, and similar information to the registered representatives and managers.

4.	Review and initial Buy/Sell blotters on a daily basis. Continuously review the status of all client accounts.

5.	Prior to the hiring of any registered personnel, contact previous employers to ascertain and confirm the character and reputation of the prospective employee.

Insider Trading

1.	Together with the Chief Financial Officer, familiarize every officer, director and employee with insider trading concepts. Together with the Chief Financial Officer, address and respond to any questions regarding the Company’s insider trading policies and procedures.

2.	Together with the Chief Financial Officer, address and respond to any report by a Company employee that specific information is material and non-public and to any questions whether information is material and non-public.

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Interaction with Board

1.	Day to day operations of the Company will be controlled by the Chief Executive Officer with regular updates on the operational results and condition of the Company delivered to the Board. Any changes in the strategic direction of the Company will be decided by the Board.

2.	Promotions or bonus arrangements for the senior officers of the Company, other than previously established incentive compensation plans, will be decided by the Chief Executive Officer and be subject to Board approval. The senior officers are considered to be the group of officers receiving material amounts of stock options at closing (Wyman, Kandel, Albert Schmeidler, Andrew Schmeidler, Kahn, and Crupi).

3.	Financial commitments of the Company are to be under the Chief Executive Officer’s purview but any commitments extending beyond the Earn-Out time period (e.g., a 10 year lease commitment or other type of long term contract, such as processing or market related) is subject to Board approval.

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